103280v.11 BAN177/10008

$250,000,000
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of October 22, 2009

By and Among

ALON REFINING KROTZ SPRINGS, INC.,
and
EACH OTHER PARTY JOINED AS A BORROWER HEREUNDER,
as Borrowers,

ALON REFINING LOUISIANA, INC.,
Holdings,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

and

BANK OF AMERICA, N.A.,
as Agent

BANC OF AMERICA SECURITIES LLC,
as Lead Arranger and Book Manager

TABLE OF CONTENTS

Page

Section 1	DEFINITIONS; RULES OF CONSTRUCTION	2
1.1	Definitions.	2
1.2	Accounting Terms.	42
1.3	Uniform Commercial Code	42
1.4	Certain Matters of Construction.	42
Section 2	CREDIT FACILITIES	43
2.1	Revolver Commitment.	43
2.2	Increase in Revolving Credit Facility.	44
2.3	Letter of Credit Facility.	46
Section 3	INTEREST, FEES AND CHARGES	49
3.1	Interest.	49
3.2	Fees.	51
3.3	Computation of Interest, Fees, Yield Protection	51
3.4	Reimbursement Obligations	52
3.5	Illegality	52
3.6	Inability to Determine Rates	52
3.7	Increased Costs; Capital Adequacy.	53
3.8	Mitigation	54
3.9	Funding Losses	54
3.10	Maximum Interest.	54
Section 4	LOAN ADMINISTRATION	55
4.1	Manner of Borrowing and Funding Revolver Loans.	55
4.2	Defaulting Lender	56
4.3	Number and Amount of LIBOR Loans; Determination of Rate.	57
4.4	Borrower Agent	57
4.5	One Obligation	57
4.6	Effect of Termination	57
Section 5	PAYMENTS	58
5.1	General Payment Provisions	58
5.2	Repayment of Revolver Loans.	58
5.3	Mandatory Prepayment of Revolving Loans.	58
5.4	Payment of Other Obligations.	59
5.5	Marshaling; Payments Set Aside.	59
5.6	Post-Default Allocation of Payments.	59
5.7	Application of Payments	60
5.8	Loan Account; Account Stated.	60
5.9	Taxes.	60
5.10	Lender Tax Information.	61
5.11	Nature and Extent of Each Borrower’s Liability.	62
Section 6	CONDITIONS PRECEDENT	65
6.1	Conditions Precedent to Initial Loans	65
6.2	Conditions Precedent to All Credit Extensions.	67
6.3	Limited Waiver of Conditions Precedent.	67
Section 7	COLLATERAL	68
7.1	Grant of Security Interest	68
7.2	Lien on Deposit Accounts; Cash Collateral.	69
7.3	Real Estate Collateral.	70
7.4	Pledged Collateral.	70
7.5	Other Collateral.	74
7.6	No Assumption of Liability	74
7.7	Further Assurances.	74
7.8	Foreign Subsidiary Stock.	75
7.9	Continuation of Agent’s Liens.	75
Section 8	COLLATERAL ADMINISTRATION	75
8.1	Borrowing Base Certificates	75
8.2	Administration of Accounts	76
8.3	Administration of Inventory.	77
8.4	Administration of Equipment.	78
8.5	Administration of Deposit Accounts	78
8.6	General Provisions.	79
8.7	Power of Attorney	80
Section 9	REPRESENTATIONS AND WARRANTIES	80
9.1	General Representations and Warranties.	80
Section 10	COVENANTS AND CONTINUING AGREEMENTS	88
10.1	Affirmative Covenants.	88
10.2	Negative Covenants.	101
Section 11	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	111
11.1	Events of Default.	111
11.2	Remedies upon Default.	112
11.3	License	113
11.4	Setoff.	113
11.5	Remedies Cumulative; No Waiver.	114
Section 12	AGENT	114
12.1	Appointment, Authority and Duties of Agent.	114
12.2	Agreements Regarding Collateral and Field Examination Reports.	116
12.3	Reliance By Agent	116
12.4	Action Upon Default.	116
12.5	Ratable Sharing	117
12.6	Indemnification of Agent Indemnitees.	117
12.7	Limitation on Responsibilities of Agent.	117
12.8	Successor Agent and Co-Agents.	118
12.9	Due Diligence and Non-Reliance	118
12.10	Replacement of Certain Lenders.	119
12.11	Remittance of Payments and Collections.	119
12.12	Agent in its Individual Capacity	120
12.13	Agent Titles	120
12.14	No Third Party Beneficiaries	120
Section 13	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS		120
13.1	Successors and Assigns	120
13.2	Participations.	121
13.3	Assignments.	121
Section 14	MISCELLANEOUS	122
14.1	Consents, Amendments and Waivers.	122
14.2	Indemnity.	123
14.3	Notices and Communications.	123
14.4	Performance of Borrowers’ Obligations.	124
14.5	Credit Inquiries.	124
14.6	Severability	124
14.7	Cumulative Effect; Conflict of Terms.	125
14.8	Counterparts	125
14.9	Entire Agreement.	125
14.10	Relationship with Lenders.	125
14.11	No Advisory or Fiduciary Responsibility.	125
14.12	Confidentiality	126
14.13	GOVERNING LAW	126
14.14	Consent to Forum.	126
14.15	Waivers by Borrowers	127
14.16	Patriot Act Notice	127
14.17	Intercreditor Agreement.	127
14.18	Certifications Regarding Indenture.	128
14.19	Ratification of Loan Documents.	128
Section 15	HOLDINGS GUARANTY	128
15.1	Guaranty; Limitation of Liability.	128
15.2	Guaranty Absolute.	129
15.3	Waivers and Acknowledgments.	131
15.4	Subrogation	132
15.5	Subordination.	132

LIST OF EXHIBITS AND SCHEDULES

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G	Form of Revolver Note
Form of Assignment and Acceptance
Form of Assignment Notice
Form of Bank Product Notice
Form of Intercreditor Agreement
Form of Holdings Subordination Agreement
Form of Compliance Certificate
Schedule 1.1
Schedule 1.2
Schedule 1.3
Schedule 2.3
Schedule 7.4
Schedule 8.5
Schedule 8.6.1
Schedule 9.1.8
Schedule 9.1.10
Schedule 9.1.17
Schedule 9.1.18
Schedule 9.1.20
Schedule 9.1.26
Schedule 10.2.1
Schedule 10.2.2
Schedule 10.2.4
Commitments of Lenders
Mark-to-Market Basis
Excluded Real Estate
Existing Letters of Credit
Pledged Collateral
Deposit Accounts
Business Locations
Subsidiaries and Equity Related Agreements
Material Contracts
Environmental Matters
Insurance
Real Estate Matters
Patents, Trademarks, Copyrights and Licenses
Existing Indebtedness
Existing Liens
Existing Investments

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is (this “Agreement”) dated as of October 22, 2009, among ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (the “Company” or a “Borrower”), each other party joined as a borrower hereunder from time to time (each individually, a “Borrower” and, collectively with the Company, the “Borrowers”), ALON REFINING LOUISIANA, INC., a Delaware corporation (“Holdings”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (“Agent”).

RECITALS:

WHEREAS, the Company entered into the Stock Purchase Agreement (as defined in Section 1.1), pursuant to which it acquired (the “Valero Acquisition”) from Valero Refining and Marketing Company, a Delaware corporation (the “Seller”), all the issued and outstanding Equity Interests of Valero Refining Company-Louisiana, a Delaware corporation (the “Acquired Company”), which owned a refinery located in Krotz Springs, Louisiana (the “Krotz Springs Refinery”) and assets related thereto, for aggregate consideration of $333,000,000 in cash, subject to adjustment as set forth therein;

WHEREAS, immediately following the consummation of the Valero Acquisition, the Company merged with and into the Acquired Company, with the Acquired Company being the surviving Person in such merger and the name of the surviving Person was changed to “Alon Refining Krotz Springs, Inc.”

WHEREAS, in connection with the Valero Acquisition, the Company and Holdings entered into a term loan agreement that provided for a term loan in the aggregate principal amount of $302,000,000 (the “Term Loan Facility”);

WHEREAS, in connection with the Valero Acquisition, the Company and Holdings entered into that certain Loan and Security Agreement dated July 3, 2008 (as amended prior to the date hereof, the “Existing Loan and Security Agreement”) with Agent and the lenders named therein pursuant to which such lenders made a revolving credit facility available to the Company;

WHEREAS, on or about the date of this Agreement, the Company intends to issue the Notes (as defined in Section 1.1) and refinance the Term Loan Facility in full with the proceeds thereof; and

WHEREAS, the Company has requested that Agent and Lenders amend and restate the Existing Loan and Security Agreement to accommodate issuance of the Notes, and Agent and Lenders have agreed to such amendment and restatement on the terms and conditions of this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1 DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral: as defined in the Intercreditor Agreement; provided that, if Discharge (as defined in the Intercreditor Agreement) of the Non-ABL Obligations (as defined in the Intercreditor Agreement) shall have occurred, “ABL Priority Collateral” shall mean all Collateral.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Acquired Company: as defined in the Recitals hereto.

Acquisition: the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

Additional Equity Contribution: a contribution by any Person (other than any Obligor) made following the Closing Date to Holdings in cash in the form of common equity, and made in turn by Holdings to the Company in cash and in the form of common equity, such contribution to be made directly to a Dominion Account upon prior or concurrent written notice to the Agent of the making of such contribution and the source of such contribution, all in detail reasonably satisfactory to the Agent.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.4.

Annual Compensation Incentive Amount: as defined in Section 10.2.8(a).

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan or the Unused Line Fee, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Four-Quarter Period:

			LIBOR	Standby	Documentary	Unused
	Fixed Charge	Base Rate	Revolver	Letters of	Letters of	Line
Level	Coverage Ratio	Loans	Loans	Credit	Credit	Fee
I	Greater than 1.40 to 1.00	2.50%	4.00%	4.00%	3.50%	0.50%
II	Less than or equal to 1.40 to 1.00 but greater than 1.25 to 1.00	2.75%	4.25%	4.25%	3.75%	0.50%
III	Less than or equal to 1.25 to 1.00	3.00%	4.50%	4.50%	4.00%	0.625%

Until the date of receipt by the Agent of the quarterly financial statements delivered for the Fiscal Quarter ending March 31, 2009, the Applicable Margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.4 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Deposit Account: each Deposit Account (a) that is maintained within the United States with a commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus in excess of $500,000,000 and otherwise acceptable to Agent, (b) as to which a Deposit Account Control Agreement has been executed and delivered to Agent and (c) as to which the deposits therein are not subject to any Lien, security interest or restriction upon withdrawal, other than Agent’s Liens and rights of setoff, Liens or adjustment of the applicable depositary bank, the Note Liens, and, with respect to the Crack Spread Hedging Cash Collateral Account, the Crack Spread Hedging Liens.

Approved Fund: any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: as defined in Section 10.2.6.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Availability: the Borrowing Base minus the principal balance of all Revolver Loans.

Availability Block: commencing May 1, 2009, on any date of determination during each period set forth below, an amount not to exceed the corresponding maximum amounts set forth below:

Period	Availability Block
May 2009	$2,000,000
June 2009	$4,000,000
July 2009	$6,000,000
August 2009	$8,000,000
September 2009	$10,000,000
October 2009	$12,000,000
November 2009	$14,000,000
December 2009	$16,000,000
January 2010	$18,000,000
February 1, 2010 and at all times	$20,000,000
thereafter

Availability Reserve: the Availability Block, plus the sum of each of the following (without duplication of any of the following) in such amounts and with respect to such matters as the Agent in its credit judgment, reasonably exercised, may elect to impose from time to time: (a) the Dilution Reserve; (b) the Inventory Reserve; (c) the Rent and Charges Reserve; (d) the LC Reserve; (e) the Bank Product Reserve; (f) all accrued Royalties, whether or not then due and payable by a Borrower; (g) the Earnout Reserve; (h) the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (i) the First Purchaser Reserve; (j) reserves for customs charges and estimated excise fuel Taxes; and (k) such additional reserves, in such amounts and with respect to such matters as the Agent in its credit judgment, reasonably exercised, may elect to impose from time to time, in each case of the foregoing clauses (a) through (k), without duplication of reserves taken or reductions made in determining Eligible Petroleum Inventory, Eligible Petroleum Inventory in Transit and Eligible Investments. For the avoidance of doubt, the Availability Block shall not be deemed to be duplicative of any other reserves or reductions.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by any Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements excluding any Crack Spread Hedging Agreement; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

Bank Product Debt: all Indebtedness and other obligations of the Obligors arising under or relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Blockage Period: means (a) the period beginning on January 1, 2009, and ending on the date upon which the Availability Block has been fully implemented (i.e., the maximum amount of $20,000,000 has been reached), and (b) thereafter, each period beginning on each Blockage Period Trigger Date (which Blockage Period Trigger Date may have occurred prior to the date set forth in clause (a) above) and ending on the first day of the second calendar month following the month in which such Blockage Period Trigger Date occurs, provided, that if such Blockage Period arises based exclusively on the occurrence or continuance of a Default or Event of Default, such Blockage Period shall end on the date on which such Default or Event of Default shall be cured or waived. For the avoidance of doubt, any two or more Blockage Periods may run concurrently and/or consecutively and a Blockage Period shall be deemed to remain in effect until all Blockage Periods have ended.

Blockage Period Trigger Date: each date on which any of the following occur: (a) Availability is less than an amount equal to 15% of the total Revolver Commitments on such date, (b) any date on which a Default or Event of Default occurs or (c) any date on which an Event of Default is continuing.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Lease Obligations and Synthetic Lease Obligations; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of:

(a) the aggregate amount of Revolver Commitments, minus the LC Obligations; and

(b) the difference of:

(i) the sum of

(A) 85% of the Net Amount of Eligible Accounts; plus

(B) 85% of the Net Amount of Eligible Unbilled Accounts; plus

(C) 80% of the sum of (1) Eligible Petroleum Inventory and (2) Eligible Petroleum Inventory in Transit; plus

(D) 95% of Eligible Investments; plus

(E) 100% of Eligible Cash; plus

(F) 100% of the amount available to be drawn by the Agent on the Supporting Letters of Credit; plus

(G) 100% of Paid but Unexpired Letters of Credit; minus

(ii) the Availability Reserve;

provided, that no Accounts or Petroleum Product acquired in an Acquisition consummated by any Obligor after the Closing Date shall be included in any calculation of the Borrowing Base until completion of all field exams, appraisals, audits and other evaluation of Collateral in a manner and with results acceptable to Agent.

Borrowing Base Certificate: a certificate signed by a Financial Officer, in form and substance satisfactory to the Agent, by which Borrowers certify calculation of the Borrowing Base.

British Petroleum: BP p.l.c. and its direct or indirect wholly-owned Subsidiaries.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, California, New York or North Carolina, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any Casualty to or Condemnation of such assets to the extent such expenditures are made with insurance proceeds or condemnation proceeds received in respect of any such Casualty or Condemnation, (ii) any such expenditures in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Company or any of its consolidated Subsidiaries, and (iii) any such expenditures in the form of earnout payments under the Earnout Agreement, (b) such portion of principal payments on Capital Leases Obligations or Synthetic Lease Obligations made by the Company and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected in the consolidated statement of cash flows of the Company as additions to property, plant and equipment and (c) costs incurred with respect to turnarounds, catalysts, licensing, imaging and other operating costs of the Company and its consolidated Subsidiaries that are (or should be) classified as deferred assets in accordance with GAAP.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Lease Obligations: of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations (other than Crack Spread Hedging Cash Collateral).

Cash Collateral Account: a demand deposit, money market or other account established with Agent, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Interest Expense: for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (and, in any event, including any unused line fees payable during such period in respect of the credit facilities hereunder), (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Company and its consolidated Subsidiaries to the extent such costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (other than the debt issuance costs incurred on or prior to the Closing Date in connection with entering into this Agreement and the Indenture) and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) without duplication and to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

Casualty: any event of damage or casualty relating to all or part of the Krotz Springs Refinery or to inventory owned by Holdings and the Subsidiaries.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: if:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent (for the purposes of this clause (a), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (a)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity or has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(b) individuals who on the Closing Date constituted the Board of Directors of Parent (together with any new directors whose election by the Board of Directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

(c) the adoption of a plan relating to the liquidation or dissolution of Parent;

(d) the merger or consolidation of Parent with or into another Person or the merger of another Person with or into Parent, or the sale of all or substantially all the assets of Parent (determined on a consolidated basis) to another Person (other than, in the case of any such merger or consolidation, with or into, a Person that is controlled by the Permitted Holders), other than a transaction following which (i) in the case of a merger or consolidation transaction, (A) holders of securities that represented 100% of the Voting Stock of Parent immediately prior to such transaction own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion to each other as before such transaction or (B) immediately after such transaction the Permitted Holders beneficially own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee either (A) is or becomes a Subsidiary of the transferor of such assets or (B) is or becomes a Person a majority of the total voting power of the Voting Stock of which is beneficially owned, directly or indirectly, by the Permitted Holders;

(e) any Person other than Parent, or one or more wholly owned subsidiaries of Parent (or, in respect of such Preferred Equity Interests, any other Affiliate of Parent), shall acquire ownership of any common Equity Interests or any Preferred Equity Interests in Holdings: or

(f) any Person other than Holdings shall acquire ownership of any Equity Interests (other than Permitted Compensation Incentive Equity Interests) in the Company.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in the form of Exhibit G, duly completed and signed by a Financial Officer and otherwise satisfactory to the Agent.

Condemnation: any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority or any other Person relating to all or part of the Krotz Springs Refinery.

Control: means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Cost of Acquisition: with respect to any Acquisition, the sum of the following (without duplication): (a) the value of the Equity Interests, warrants or options to acquire Equity Interests of Holdings or any Subsidiary to be transferred in connection therewith, (b) the amount of any cash and fair market value of other property given as consideration, (c) the amount of any Indebtedness incurred, assumed or acquired by Holdings or any Subsidiary in connection with such Acquisition, (d) the aggregate fair market value of all other consideration, including earnouts, covenants not to compete and contingent obligations, given by Holdings or any Subsidiary in connection with such Acquisition, and (e) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred.

Crack Spread Hedging Agreement: any Hedge Agreement or combination of Hedge Agreements to which any Obligor is a party that hedges against fluctuations in the difference between the price of crude oil and the price of refined petroleum products, together with the schedules and exhibits thereto.

Crack Spread Hedging Cash Collateral: cash deposited by the Company or its Affiliates with, or for the benefit of, (a) the Crack Spread Hedging Counterparty as support for the Company’s obligations under the Crack Spread Hedging Agreement or (b) the issuer of the Crack Spread Hedging Support LC as support for the Company’s obligations under the Crack Spread Hedging Support LC as the account party thereunder; provided, that the total amount of such cash shall not exceed the lesser of (i) $50,000,000, or (ii) the sum of (1) the net proceeds retained by the Company from issuance of the Notes following repayment of the Term Loan Facility and (2) cash collateral contributed for such purpose by Parent and its Affiliates (other than Holdings and its Subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or its Subsidiaries by Parent and its Affiliates (other than Holdings and its Subsidiaries)).

Crack Spread Hedging Cash Collateral Account: as defined in the Intercreditor Agreement.

Crack Spread Hedging Documents: as defined in the Intercreditor Agreement.

Crack Spread Hedging Counterparty: any Person that is party to a Crack Spread Hedging Agreement as the counterparty to any Obligor thereunder and a party to the Intercreditor Agreement pursuant to an Intercreditor Joinder Agreement.

Crack Spread Hedging Liens: as defined in the Intercreditor Agreement.

Crack Spread Hedging Secured Party: as defined in the Intercreditor Agreement.

Crack Spread Hedging Support LC: one or more letters of credit issued for the benefit of a Crack Spread Hedging Counterparty as support for the Company’s obligations under any Crack Spread Hedging Agreement in the aggregate face amount not to exceed the lesser of (a) $50,000,000, or (b) the sum of (i) the net proceeds retained by the Company from issuance of the Notes following repayment of the Term Loan Facility and (ii) cash collateral contributed by Parent and its Affiliates (other than Holdings and its Subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or its Subsidiaries by Parent and its Affiliates (other than Holdings and its Subsidiaries)) to support reimbursement obligations in respect of such letters of credit.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt Rating: with respect to any Person, as of any date of determination, the rating as determined by either S&P or Moody’s of the Person’s non-credit-enhanced, senior unsecured long-term debt.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to the Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.

Deposit Account Control Agreements: the deposit account control agreements, in form and substance acceptable to Agent, to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Dilution Percent: the percent, determined for Borrowers’ most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: the reserve established by the Agent from time to time in an amount up to the sum of (a) (i) .1% for each .1 percentage point that the Dilution Percent exceeds 2.5%, multiplied by (ii) the Net Amount of Eligible Accounts, plus (b) (i) .1% for each .1 percentage point that the Dilution Percent exceeds 2.5%, multiplied by (ii) the Net Amount of Eligible Unbilled Accounts.

Disqualified Equity Interest: with respect to Holdings, any Equity Interest in Holdings that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is required to be redeemed or repurchased, in whole or in part, by Holdings or any Subsidiary;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests of Holdings or any Subsidiary (other than solely for Equity Interests in Holdings that do not constitute Disqualified Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in Holdings that do not constitute Disqualified Equity Interests) or is required to be repurchased by Holdings or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to 180 days after the Revolver Termination Date.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has control for withdrawal purposes.

Double-Sided Application Period: each period beginning on each Double-Sided Application Trigger Date and ending on the first day of the second calendar month following the month in which such Double-Sided Application Trigger Date occurs; provided, that if such Double-Sided Application Period arises based exclusively on the occurrence or continuance of a Default or Event of Default, such Double-Sided Application Period shall end on the date on which such Default or Event of Default shall be cured or waived. For the avoidance of doubt, any two or more Double-Sided Application Periods may run concurrently and/or consecutively and a Double-Sided Application Period shall be deemed to remain in effect until all Double-Sided Application Periods have ended.

Double-Sided Application Trigger Date: each date on which any of the following occur: (a) Availability has been less than $15,000,000 for three (3) consecutive Business Days, (b) any date on which a Default or Event of Default occurs or (c) any date on which an Event of Default is continuing.

Earnout Agreement: the Earnout Agreement entered into on July 3, 2008 by and between the Company and the Seller pursuant to the Stock Purchase Agreement, as amended from time to time.

Earnout Reserve: a reserve in respect of payments under the Earnout Agreement, which reserve may be established and maintained from time to time by the Agent in a maximum amount not to exceed the sum of (a) all past due payments thereunder plus (b) the scheduled payment falling due in the next Fiscal Quarter.

EBITDA: for any period, Net Income for such period, plus (a) without duplication and to the extent included in the calculation of such Net Income, the sum of (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations), determined on a consolidated basis in accordance with GAAP, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) the Transaction Costs, (v) any non-recurring loss to the extent the Company or any of its consolidated Subsidiaries has received during such period in cash an indemnification payment in respect of such loss pursuant to the indemnification provisions of the Stock Purchase Agreement, (vi) earnout expense for such period relating to the Earnout Agreement, and (vii) any noncash charges for such period (excluding inventory write-offs, any bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period); provided, that any cash payment made with respect to any noncash items added back in computing EBITDA for any prior period pursuant to this clause (a) shall be subtracted in computing EBITDA for the period in which such cash payment is made; plus (b) without duplication and to the extent not included in determining such Net Income, all cash proceeds of business interruption insurance received by the Company or any of its consolidated Subsidiaries during such period; and minus (c) without duplication and to the extent included in determining such Net Income, (i) any extraordinary gains for such period and (ii) noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual for, or cash reserves for, anticipated cash charges in any prior period), all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA for any period shall be calculated to exclude any unrealized non-cash gain or loss for such period in respect of Hedging Agreements resulting from the application of the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, or a successor thereto, and the related tax effects.

ECF Payment Account: an Approved Deposit Account into which funds are deposited for the purposes of making Permitted Excess Cash Flow Payments.

Eligible Account: an Account owing to a Borrower that has been properly invoiced and arises in the Ordinary Course of Business from the sale of goods or the rendition of services, is payable in Dollars and is deemed by Agent, in its reasonable commercial discretion to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if

(a) it is unpaid for more than 30 days after the original due date, or more than 45 days after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts hereunder;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds (i) for British Petroleum during a Qualifying Period, 100% of the aggregate of all Eligible Accounts, (ii) for Valero Marketing during a Qualifying Period, 40% of the aggregate of all Eligible Accounts, (iii) for any Account Debtor with an Debt Rating of at least “BBB-” from S&P and “Baa3” from Moody’s, 35% of the aggregate of all Eligible Accounts, and (iv) for all other Account Debtors, 25% of the aggregate of all Eligible Accounts (or, in the case of clause (iii) and (iv), such higher percentage as Agent may establish for the applicable Account Debtors from time to time);

(d) a covenant or representation herein applicable thereto has been breached;

(e) it is owing by a creditor, supplier or fulfillment partner, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent;

(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada;

(h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act;

(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than the Note Liens);

(j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended or it arises from a sale on a cash-on-delivery basis;

(m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis;

(n) it represents a progress billing or retainage;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or

(p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes;

provided, that in calculating delinquent portions of Accounts under clauses (a) and (b) herein, credit balances more than 45 days old will be excluded; and provided, further, that any Account that would otherwise be ineligible under clauses (a) through (g) or (l) above shall be an Eligible Account hereunder if and to the extent that the Agent (i) has received a letter of credit naming the Agent as beneficiary, issued by a financial institution acceptable to Agent and in a stated amount and containing conditions of drawing and other terms acceptable to Agent, and (ii) has determined that no undue administrative burden has arisen with respect maintaining such letters of credit and the accommodation hereunder.

Eligible Assignee: a Person that is (a) a Lender (including any financial institution joined as a Lender party hereto in connection with the initial syndication of the Revolver Commitments), U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion, or the Note Collateral Agent upon exercise of its option to acquire the Obligations pursuant to the Intercreditor Agreement.

Eligible Cash: the sum of cash of the Borrowers that is subject to (a) the first priority Lien of Agent in favor of the Lenders and (b) held in a Cash Collateral Account.

Eligible Investments: all Qualifying Investments owned by the Obligors that are held in a custody account subject to the Agent’s control and exclusive dominion and that are subject to a valid, first priority, perfected Lien and security interest in favor of the Agent, for the benefit of the Lenders.

Eligible Petroleum Inventory: the amount, valued on a Marked-to-Market Basis, of Petroleum Product owned by the Borrowers and is held for sale or that consists of raw materials and, in each case, that is subject to a valid, first priority perfected Lien and security interest in favor of the Agent; provided that, unless the Agent shall otherwise elect in its sole discretion, Eligible Petroleum Inventory shall not include any Petroleum Product:

(a) that is held on consignment or not otherwise owned by a Borrower, or is of a type no longer sold by a Borrower;

(b) that is obsolete or returned or repossessed or used goods taken in trade;

(c) that is not in good condition, is unmerchantable, constitutes bottoms, heels or damaged product or does not meet in all material respects all standards imposed by any Governmental Authority having regulatory authority over such goods, their use, or sale;

(d) that is subject to any other Lien whatsoever (other than Note Liens and the Liens described in clause (b) of the definition of Permitted Encumbrances, provided that such Liens: (i) are junior in priority to the Agent’s Liens or subject to Availability Reserves; and (ii) do not impair directly or indirectly the ability of the Agent to realize on or obtain the full benefit of the Collateral);

(e) that consists solely of chemicals (other than commodity chemicals maintained in bulk), samples, prototypes, supplies, or packing and shipping materials;

(f) that has been shipped to a customer of a Borrower regardless of whether such shipment is on a consignment basis;

(g) that is not (i) located at a location owned or leased by a Borrower and set forth on Schedule 8.6.1 hereto or, (ii) if not at such location, in transit between any such locations;

(h) that is not currently either usable or salable, at market price, in the normal course of the Borrowers’ business;

(i) that contains or bears any Intellectual Property licensed to a Borrower by any Person, if the Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of this Agreement without infringing the rights of the licensor of such Intellectual Property or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement) and as to which the Borrowers have not delivered to the Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Agent if requested; and

(j) that the Agent shall otherwise designate as ineligible in its credit judgment, reasonably exercised.

There shall be maintained at all times a Rent and Charge Reserve for all Inventory that is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower unless a Lien Waiver has been executed and delivered with respect to such location.

Eligible Petroleum Inventory in Transit: the aggregate value on a Marked-to-Market Basis of Petroleum Product contracted for purchase by the Borrowers if:

(a) such Petroleum Product has not, as of such time, been delivered to a Borrower;

(b) such Petroleum Product has not been included as Eligible Petroleum Inventory in the then effective Borrowing Base Certificate but will be eligible for inclusion in the Borrowing Base upon the delivery thereof; and

(c) a Borrower’s obligation to pay the purchase price of such Petroleum Product is supported by one or more Letters of Credit; provided, that (i) for purposes of including such Petroleum Product in the Borrowing Base, the value of such Petroleum Product shall not exceed the difference between (A) the maximum amount available to be drawn on such Letters of Credit and (B) the aggregate amount of payables owing to the beneficiary of such Letters of Credit (which amount of payables shall be reduced to the extent the Agent has received documentation satisfactory to it that other letters of credit are required to be utilized by such beneficiary first to satisfy such payables prior to any Letters of Credit issued hereunder), and (ii) the portion of any such Letter of Credit supporting such purchase price is not included in the Borrowing Base as a Paid but Unexpired Letter of Credit.

Eligible Unbilled Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars, and would otherwise be an Eligible Account except that such Account has not yet been billed to the Account Debtor, so long as the period following the date of the sale of such goods or rendering of such services and prior to the date of the issuance of the invoice for such goods or services is less than 30 days from such date.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Agreement: each agreement of Borrowers with respect to all Mortgaged Properties, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials (but excluding occupational safety and health, to the extent regulated by OSHA), including CERCLA, RCRA and CWA.

Environmental Liability: all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest in any other entity.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

ERISA Event: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Holdings or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by Holdings or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4)of the Code); (g) the receipt by Holdings or any of its ERISA Affiliates of any notice, or the receipt from any Multiemployer Plan by the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which Holdings or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of Holdings or any Subsidiary.

Event of Default: as defined in Section 11.

Excess Cash Flow: as defined in the Indenture as in effect on the date hereof.

Excess Cash Flow Offer: as defined in the Indenture as in effect on the date hereof.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender, any withholding tax attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax.

Existing Letters of Credit: the letters of credit listed on Schedule 2.3 hereto.

Existing Loan and Security Agreement: as defined in the Recitals hereto.

Existing Parent Revolving Credit Agreement: that certain Amended Revolving Credit Agreement, dated as of June 22, 2006 by and among Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership, as a borrower, such other subsidiaries of the Parent as may be designated as a borrower thereunder, Parent and all direct and indirect subsidiaries of the Parent (other than the “Excluded Subsidiaries” as defined therein), each as a guarantor, the financial institutions from time to time party thereto as lenders, Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the lenders, and Bank Leumi USA, as co-arranger for the lenders, as amended by a First Amendment dated as of August 4, 2006, a Waiver, Consent, Partial Release and Second Amendment dated as of February 28, 2007, a Third Amendment dated as of June 29, 2007, and a Waiver, Consent, Partial Release and Fourth Amendment dated as of July 2, 2008.

Existing Parent Term Credit Agreement: the Credit Agreement dated as of June 22, 2006, as amended, among Parent, the lenders party thereto and Credit Suisse, as administrative agent.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Extraordinary Receipts: net cash amounts received by the Obligors not in the Ordinary Course of Business in respect of (a) pension plan reversions; (b) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action; (c) indemnity payments; and (d) any purchase price adjustment received in connection with any purchase agreement; provided, that Extraordinary Receipts shall not include cash receipts from indemnity payments to the extent that such payments are received by any Obligor in respect of any third party claim against such Obligor and applied to pay (or to reimburse such Obligor for its prior payment of) such claim and the costs and expenses of such Obligor with respect thereto. As used above, “net cash amount” means the cash amount of such receipts, net of bona fide direct costs incurred to non-Affiliates of any Obligor in connection with obtaining such cash receipts, including (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and fees of accountants and consultants, and (ii) transfer or similar taxes.

ExxonMobil Pipeline Supply Contract: any agreement pursuant to which Holdings or any Subsidiary obtains crude oil through any ExxonMobil Pipeline, and any agreement relating thereto, other than any tariff rules and regulations and similar agreements of general application from time to time published by ExxonMobil Pipeline Company.

ExxonMobil Pipelines: the pipeline systems known as (a) the “Southbend/Sunset System” and (b) the “Northline System”, each operated by ExxonMobil Pipeline Company.

Fee Letter: the fee letter agreement dated as of June 3, 2008 between Agent and the Company, as amended from time to time.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Financial Officer: the chief financial officer, principal accounting officer, treasurer or controller of a Borrower, or if the context requires, another Obligor or the Parent.

First Purchaser Lien: a statutory Lien created in connection with the sale and purchase of Petroleum Product, including the statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma, or any other state.

First Purchaser Reserve: the reserve established by the Agent from time to time in an amount up to the unpaid amount of any payable obligation related to the purchase of Petroleum Product by the Obligors that the Agent determines may be secured by a First Purchaser Lien to the extent such payable obligation is not at the time in question covered by a Letter of Credit.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the Fiscal Year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Company and its consolidated Subsidiaries for any period of calculation, of (a) EBITDA for such period minus Capital Expenditures (except those financed with Borrowed Money other than Loans) made during such period minus payments made under the Earnout Agreement during such period to the extent such payments were included as an add back to EBITDA to (b) Fixed Charges for such period.

Fixed Charges: the sum, determined without duplication and on a consolidated basis for Company and its consolidated Subsidiaries in accordance with GAAP for any period of calculation thereof, of (a) Cash Interest Expense for such period plus (b) cash Taxes paid during such period plus (c) Restricted Payments made during such period plus (d) principal payments made on Indebtedness for Borrowed Money during such period.

FLSA: the Fair Labor Standards Act of 1938.

Four-Quarter Period: a period of four full consecutive Fiscal Quarters of the Company and its consolidated Subsidiaries, taken together as one accounting period.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Full Payment: with respect to any Obligations, (a) except as set forth under clause (b) below, the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding or that would have accrued but for the commencement of any Insolvency Proceeding (whether or not allowed or allowable in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than contingent indemnification obligations for which no claim has been asserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against each Indemnitee arising on or before the payment date. The Obligations shall not be deemed to have been paid in full until all Commitments have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantee: of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the Ordinary Course of Business.

Guarantee and Collateral Agreement: each Guarantee and Collateral Agreement entered into from time to time among the Obligors (other than Holdings and any Borrowers) and Agent, in form and substance reasonably satisfactory to Agent.

Guarantor: each Subsidiary of the Company from time to time providing a Guarantee and Collateral Agreement in accordance with the requirements of this Agreement.

Hazardous Materials: (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

Hedging Agreement: an agreement that is a “Swap Agreement”, as such term is defined in the Bankruptcy Code, including any rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity future, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices.

Holdings: as defined in the first paragraph hereto.

Holdings Guaranty: as defined in Section 15.1.

Holdings Subordinated Loans: one or more loans extended by Parent or one or more of its Affiliates (other than Holdings and the Subsidiaries) to Holdings; provided that (a) no such loan (i) shall be Guaranteed by any Subsidiary, (ii) shall be secured by any Lien on any asset of Holdings or any Subsidiary or (iii) shall require any payment or other distribution, whether on one or more fixed dates, upon the occurrence of one or more events or otherwise, of principal or cash interest prior to Full Payment of the Obligations has occurred, except for any payments expressly permitted under Section 10.2.8(a)(iv) and (b) the obligee thereunder shall have entered into a Holdings Subordination Agreement with respect thereto.

Holdings Subordination Agreement: an agreement among Holdings, the Agent and one or more Persons that shall have made Holdings Subordinated Loans, substantially in the form of Exhibit F.

Inactive Subsidiary: any Subsidiary (a) that does not conduct any business operations, (b) has assets with a book value of $100,000 or less and (c) does not have any Indebtedness outstanding.

Indebtedness: with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances by other Persons of any kind, (b) all monetary obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all monetary obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the Ordinary Course of Business), (d) all monetary obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the Ordinary Course of Business, (ii) deferred compensation, (iii) any purchase price adjustment under the Stock Purchase Agreement and (iv) any earnout payment under the Earnout Agreement), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, the term “Indebtedness” shall not include any obligation of the Company or any of its Subsidiaries (including any obligations under the Crack Spread Hedging Agreement or any other Hedging Agreement) solely as a result of such obligation being reflected as a liability on the consolidated balance sheet of the Company prepared in accordance with GAAP, except to the extent such obligation is of the type set forth in clauses (a) through (i) above.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Indenture: the Indenture dated as of the date hereof between the Company and Wilmington Trust FSB, as trustee, as amended from time to time, pursuant to which the Company issues the Notes.

Indenture Borrowing Base: the “Borrowing Base” as defined in the Permitted Note Facility.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Acknowledgement: a Consent and Acknowledgement dated as of the date hereof, executed by Holdings and the Company, as such Consent and Acknowledgement may be supplemented from time to time.

Intercreditor Agreement: the Intercreditor Agreement dated as of the date hereof by and between Agent, the Note Collateral Agent, and each Crack Spread Hedging Secured Party party thereto from time to time, substantially in the form of Exhibit E.

Interest Period: as defined in Section 3.1.3.

Interim Borrowing Base Certificate: a certificate signed by a Financial Officer, in form and substance satisfactory to the Agent, providing only updated calculations of Eligible Accounts consistent with the calculation of Eligible Accounts in the Borrowing Base Certificates heretofore delivered to Agent and reflecting changes in the outstanding principal amount of Loans, in each case since delivery of the last Borrowing Base Certificate or Interim Borrowing Base Certificate, as the case may be, and pursuant to which Borrowers certify such calculations of the Eligible Accounts portion of such certificate and such changes in the outstanding principal amount of Loans as set forth in such certificate.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, crude oil, natural gas, natural gas liquids, gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, and other hydrocarbons and other refined products and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances to customers in the Ordinary Course of Business that would be recorded as accounts receivable on the balance sheet of the lender prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, (b) any Investment in the form of a Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation being guaranteed thereby (or, in the case of a Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined reasonably and in good faith by a Financial Officer of Holdings and the Company)), and (c) any other Investment, including any capital contribution, shall be its fair value (as determined reasonably and in good faith by a Financial Officer of Holdings and the Company) at the time made, without giving effect to any subsequent changes in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

IP Security Agreements: the Patent Security Agreement and the Patent Assignment.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Krotz Springs Refinery: as defined in the Recitals hereto.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to outstanding LC Obligations in the case of the applicability of clause (a) of the defined term Borrowing Base, and without giving effect to the LC Reserve in the case of applicability of clause (b) of the defined term Borrowing Base, in each case for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 30 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower, including the Existing Letters of Credit.

Letter of Credit Subline: means an amount equal to the aggregate Revolver Commitments.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker, fulfillment partner or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request or permit the Agent to remove the Collateral upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request or permit the Agent to remove the Collateral upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Account: the loan account established by Agent on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Low Availability Period: means each period beginning on each Blockage Period Trigger Date and ending on the first day of the second calendar month following the month in which such Blockage Period Trigger Date occurs, provided, that if such Low Availability Period arises based exclusively on the occurrence or continuance of a Default or Event of Default, such Low Availability Period shall end on the date on which such Default or Event of Default shall be cured or waived. For the avoidance of doubt, any two or more Low Availability Periods may run concurrently and/or consecutively and a Low Availability Period shall be deemed to remain in effect until all Low Availability Periods have ended. The parties hereto acknowledge that a Low Availability Period exists on the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Marked-to-Market Basis: at the relevant time of reference thereto: (a) as to the Obligors’ inventory of Petroleum Product with respect to which the Obligors have existing firm contracts to sell such inventory, the specified price to be paid for such inventory under such contracts; and (b) as to other Petroleum Product inventory, for each type of such Petroleum Product specified on Schedule 1.2 hereto, as determined by reference to the pricing method specified for such type of inventory on Schedule 1.2 hereto; provided that if a price or quotation is not available for a particular type of Petroleum Product for any reason on a particular Business Day, the most recently available price or quotation from a prior Business Day shall be used for that type of Petroleum Product inventory. Notwithstanding the foregoing, if prices or quotations are not publicly available in accordance with the foregoing methodology for more than a five-Business Day period for a particular type of inventory and there is a reasonable likelihood that such prices or quotations will not be available for any extended period of time for that product (i) the Agent and the Borrower Agent shall meet and confer in good faith as soon as is practicable in order to attempt to establish a new mechanism for determining the fair market value of the product in question; and (ii) until such time as a new mechanism is agreed to by the Agent and the Borrower Agent, the fair market value of the particular type of inventory for which prices or quotes are no longer available shall be reasonably determined by the Agent.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect (i) on the business, assets, results of operations or condition (financial or otherwise) of the Obligors taken as a whole, or (ii) on the enforceability of this Agreement, or any other material Loan Document against the Obligors; (b) materially impairs the ability of the Obligors, taken as a whole to perform any of their obligations under the Loan Documents, including repayment of any material Obligations; or (c) otherwise materially impairs (i) the ability of Agent or any Lender to realize upon any material portion of the ABL Priority Collateral or (ii) the rights of Agent or any Lender to realize upon any material portion of the Non-ABL Priority Collateral in a manner consistent with the Intercreditor Agreement.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (c) that relates to the purchase, sale, storage or shipment of Petroleum Product or Inventory (including any terminal leases) and that involves greater than $20,000,000 in obligations and are for greater than 90 day terms or (d) that relates to Material Indebtedness.

Material Indebtedness: (a) Indebtedness (other than the Loans and Guarantees under the Loan Documents), or (b) Bank Product Debt, including obligations in respect of one or more Hedging Agreements, of any one or more of Holdings and the Subsidiaries, in each case, in an aggregate principal amount of $2,500,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which a Borrower or other Obligor grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Borrower or other Obligor, as security for the Obligations.

Mortgaged Properties: all Real Estate, including leasehold interests and pipeline rights of way and easements appurtenant, owned or leased by Holdings or any Subsidiary as of such time, other than the real property interests set forth on Schedule 1.3.

Multiemployer Plan: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Net Amount: with respect to Eligible Accounts and Eligible Unbilled Accounts, the gross amount of such Eligible Accounts and Eligible Unbilled Accounts less unpaid sales, excise, or similar taxes, and less returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes, negative exchange balances and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

Net Income: for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income of any Person (other than the Company) that is not a consolidated Subsidiary of the Company, except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any other consolidated Subsidiary of the Company during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary of the Company to the extent that the declaration or payment of cash dividends or similar cash distributions by such subsidiary is not, on the date of determination, permitted without any prior approval of any Governmental Authority that has not been obtained or by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon such Subsidiary or any law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary of the Company that is not Wholly Owned by the Company, to the extent such income or amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by any Obligor in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities and post-closing purchase price adjustments, until such reserves are no longer needed.

Non-ABL Documents: as defined in the Intercreditor Agreement.

Non-ABL Liens: the Note Liens and the Crack Spread Hedging Liens.

Non-ABL Obligations: the Note Obligations and the Crack Spread Hedging Obligations.

Non-ABL Priority Collateral: as defined in the Intercreditor Agreement.

No-Offset Agreement: a No-Offset Agreement in form and substance acceptable to Agent between an Account Debtor, any Borrower and Agent.

Note Collateral Agent: Wilmington Trust FSB acting in its capacity as collateral agent for the secured parties under the Notes and any successor or assignee thereof.

Note Documents: as defined in the Intercreditor Agreement.

Note Liens: as defined in the Intercreditor Agreement.

Note Obligations: as defined in the Intercreditor Agreement.

Note Proceeds Account: an Approved Deposit Account into which the net cash proceeds received by the Company from the issuance of the Notes are deposited.

Notes: the Company’s 131/2% Secured Notes due 2014 issued pursuant to the terms and conditions of the Indenture, as amended from time to time.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under the Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Indebtedness, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that in no event shall Bank Product Debt payable to any Lender or any Affiliate of any Lender (other than Bank of America and its Affiliates) constitute “Obligations” unless (i) such Bank Product Debt was incurred after such Lender or such Affiliate has provided written notice to Agent in the form of Exhibit D attached hereto that such Lender or Affiliate intends to provide Bank Products and the amount and nature thereof (together with written notice to Agent if at any time the aggregate amount of Bank Product Debt payable to such Lender increases by more than $100,000) and setting forth a reasonably detailed calculation thereof; (ii) sufficient Availability exists to impose a Bank Product Reserve in respect of such Bank Product Debt without creating a Low Availability Period, (iii) Agent has established such Bank Product Reserve, and (iv) Agent has acknowledged in writing to such Lender or such Affiliate that the foregoing conditions have been met and the applicable Bank Product Debt constitutes “Obligations” under this Agreement (which notice Agent agrees to deliver promptly following the satisfaction of the conditions set forth in the foregoing clauses (i), (ii), and (iii) by countersignature to the notice from such Lender or Affiliate described above in the form of Exhibit D attached hereto).

Obligor: each Borrower and each Guarantor.

Offtake Agreement: the Offtake Agreement dated on July 3, 2008 by and among the Company, the Acquired Company and Valero Marketing.

Ordinary Course of Business: the ordinary course of business of the Company or its Subsidiary, consistent with past practices of the Company and the Acquired Company and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Revolver Note; the Intercreditor Agreement; the Intercreditor Acknowledgement; the Related Real Estate Documents; each LC Document; the Fee Letter; each Lien Waiver; each Borrowing Base Certificate and Interim Borrowing Base Certificate; each Compliance Certificate; each financial statement or report delivered hereunder; or each other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

Paid but Unexpired Letter of Credit: the amount of a Letter of Credit issued hereunder to a supplier of Petroleum Product that will not be drawn upon by such supplier as evidenced by documentation entered into with such supplier that is satisfactory to the Agent in its sole discretion and pursuant to which such supplier agrees to either (a) accept a reduction in the face amount of such Letter of Credit, or (b) return such Letter of Credit to the Issuing Bank for cancellation.

Parent: Alon USA Energy, Inc., a Delaware corporation.

Participant: as defined in Section 13.2.

Patent Assignment: each patent collateral assignment agreement pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s interests in its patents, as security for the Obligations.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Permitted Acquisition: any Acquisition with respect to which (a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as one or more line or lines of business conducted by the Borrowers, (b) the Person to be acquired has reported positive EBITDA (calculated substantially as defined in this Agreement) for the period of four consecutive Fiscal Quarters most recently preceding such Acquisition, (c) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition, (d) no Blockage Period Trigger Date shall exist or arise as a result of such Acquisition, (e) the Borrowers shall have furnished to Agent a certificate of a Financial Officer certifying that no none of the liabilities or other obligations assumed, acquired or arising in connection with the Acquisition could reasonably be expected to have a Material Adverse Effect, and (f) the Person acquired shall become a Borrower or be merged into a Borrower immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a Borrower).

Permitted Asset Disposition: any Asset Disposition permitted under Section 10.2.6.

Permitted Compensation Incentive Equity Interests: as defined in Section 10.2.6(c).

Permitted Encumbrances: the following:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 10.1.3;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, consignors’, repairmen’s and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations not in excess of $3,000,000 (unless an adequate reserve acceptable to the Agent has been established by it) that (i) are not overdue by more than 30 days, or (ii) are being contested in compliance with Section 10.1.3 or (iii) for which the applicable statutory foreclosure period and all other enforcement rights have lapsed;

(c) pledges or Liens incurred and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, completion bonds and other obligations of a like nature, in each case in the Ordinary Course of Business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 11.1(g);

(f) easements, servitudes, reservations, conditions, limitations, covenants, zoning and land use restrictions, rights-of-way, minor survey exceptions and similar encumbrances or Liens on or defects or imperfections in the title with respect to real property that, in each case, do not secure any monetary obligations and, individually or in the aggregate, do not materially detract from the value of the affected property or the rights or remedies of the Secured Parties with respect thereto or interfere with the ordinary conduct of business of Holdings or any Subsidiary, including the operation of the Krotz Springs Refinery;

(g) Liens listed on any policy of title insurance acceptable to the Agent insuring the Lien of any Mortgage as an exception to the priority of such Lien on the Mortgaged Property described therein;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Holdings or any Subsidiary in excess of those required by applicable banking regulations;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Holdings and the Subsidiaries in the Ordinary Course of Business; and

(j) any Liens to which any underlying fee interest of the owners of real property leased by Holdings or any Subsidiary is subject, including any Liens that apply to the leasehold interests of Holdings or any Subsidiary by virtue of the underlying fee interests being subject to such Liens;

provided, that, except in the case of any Lien referred to in clause (h) above (insofar as such Lien secures obligations constituting Indebtedness), the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

Permitted Excess Cash Flow Payment: a mandatory prepayment made under the Permitted Note Facility with Excess Cash Flow and in compliance with Section 10.2.8(b)(iii).

Permitted Guarantees: Guarantees of the Obligors (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Guarantee when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) of trade payables of another Obligor arising in the Ordinary Course of Business or (h) in an aggregate amount of $100,000 or less at any time.

Permitted Holders: Alon Israel Oil Company, Ltd, a private company organized under the laws of Israel; Mishkey Galile Elion Agricultural Corporation, A. H. Holdings and Investment In Fuels & Energy Ltd., Mishkey Harei Yehuda Agricultural Corporation, Granot Cooperative Regional Organization Corp., Mishkey Hanegev Export Ltd., Mishkey Darom Agricultural Corporation, Mishkey Beit Shean, Mishkey Emek Hayarden Ltd., Mishkey Hamifratz (1993) Ltd. and Mishkey Emek Israel Ltd., each a company organized under the laws of Israel; Bielsol Investments (1987) Ltd., a private company organized under the laws of Israel; Africa Israel Investments Ltd., a public company organized under the laws of Israel; Tabris Investments Inc., a private company organized under the laws of the British Virgin Islands; and David Weissman (or any trustee acting on behalf of David Weissman).

Permitted Investments:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, (ii) Israel Discount Bank of New York or (iii) Bank Leumi USA;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

Permitted Lien: as defined in Section 10.2.2.

Permitted Note Facility: as defined in Section 10.2.1.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Petroleum Product: crude oil, intermediate feedstocks, blendstocks, and finished and unfinished petroleum products, including without limitation, asphalt, gasoline, diesel fuels, fuel oil, jet fuels, and atmospheric gas oil; provided that such term shall not include solvents.

Plan: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pledged Collateral: as defined in Section 7.4.1.

Pledged Debt Securities: as defined in Section 7.4.1.

Pledged Equity Interests: as defined in Section 7.4.1.

Pledged Securities: any promissory notes, stock certificates, unit certificates and other securities certificates or instruments now or hereafter included in the Pledged Collateral, including all certificates and instruments representing or evidencing any Pledged Collateral.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is a rate set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change

Preferred Equity Interests: as applied to the Equity Interests of any Person, Equity Interests of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Proceeds Collateral Account: as defined in Section 8.6.2(a).

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Indebtedness (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Indebtedness (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Indebtedness and constituting a Capital Lease, Synthetic Lease or a purchase money security interest under the UCC.

Qualifying Investment: readily marketable obligations that (a) (i) are rated A or A-1 or better by S&P or A or P-1 or better by Moody’s, or (ii) are issued or guaranteed by the United State of America or any agency thereof, or (iii) constitute investments in money market funds rated A or higher by S&P and (b) mature prior to the Revolver Termination Date.

Qualifying Period: means (a) for Valero Marketing, the period during which such Account Debtor both (i) remains a party to an effective No-Offset Agreement and (ii) maintains a Debt Rating of “BBB-” or higher from S&P and “Baa3” or higher from Moody’s, and (b) for British Petroleum, the period during which such Account Debtor maintains a Debt Rating of “A” or higher from S&P and “A-1” or higher from Moody’s.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Indebtedness: (a) in respect of Indebtedness created under the Indenture, or under any credit agreement, indenture or other document that extends, renews, refinances or replaces the Notes (the “Original Note Indebtedness”), any Indebtedness created under any credit agreement, indenture or other document that extends, renews, refinances or replaces the Notes (or such other credit agreement, indenture or other document) as a whole and not in part; provided that (i) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Note Indebtedness; (ii) such Refinancing Indebtedness shall not be required to be repaid or prepaid (in any manner), whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (A) upon the occurrence of an event of default or a change in control, or (B) as and to the extent such repayment or prepayment would have been required pursuant to the terms of such Original Note Indebtedness) prior to the earlier of (1) the maturity of such Original Note Indebtedness and (2) the date 180 days after the Revolver Termination Date; and (b) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Note Indebtedness (or would have been required to secure such Original Note Indebtedness pursuant to the terms thereof), and the secured parties thereunder, or an agent on their behalf, shall have become a party to the Intercreditor Agreement.

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Release: any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans and LC Obligations in excess of 50% of all outstanding Loans and LC Obligations.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Payment: (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Subsidiary, (b) any management, monitoring, transaction, advisory or similar fees payable to Parent, Holdings or any Affiliate of either of the foregoing (other than any Subsidiary), and (c) any distribution, advance or repayment in respect of Indebtedness of Holdings or any Borrower owing to a holder of Equity Interests of Holdings.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Restricted Payments, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Indebtedness.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1 (as such amount may be increased in accordance with Section 2.2, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Increase Closing Date: as defined in Section 2.2.4.

Revolver Loan: a loan made pursuant to Section 2.1, any Swingline Loan and any Overadvance Loan or Protective Advance.

Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: July 3, 2013.

Revolving Credit Facility: at any time, the aggregate amount of Lenders’ Revolver Commitments at such time, including after giving effect to any increase in the aggregate Revolver Commitments pursuant to Section 2.2.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

Sale/Leaseback Transaction: an arrangement relating to property owned by Holdings or any Subsidiary whereby Holdings or such Subsidiary sells or transfers such property to any Person and Holdings or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Security Documents: the Mortgages, the IP Security Agreements, any Guarantee and Collateral Agreement, the Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Seller: as defined in the Recitals hereto.

Senior Officer: the chairman of the board, president, chief executive officer, treasurer or chief financial officer of a Borrower or, if the context requires, another Obligor or Parent.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Supplier Letter of Credit: the letter of credit in the face amount of $15,000,000 issued for the benefit of Chevron Products Company, a division of Chevron USA Inc., by HSBC Trust Company (UK) Ltd.

Stock Purchase Agreement: the Stock Purchase Agreement dated as of May 7, 2008, among the Seller, the Company and, for the limited purposes set forth therein, the Acquired Company, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto (including agreements identified therein as the “Other Agreements”).

Subsidiary: with respect to any Person (referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which Equity Interests representing more than 50% of the Equity Interests or more than 50% of the Voting Stock are, at the time any determination is being made, owned, Controlled or held by the parent and one or more subsidiaries of the parent, or (b) that is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent. Unless the context otherwise indicates, the term “Subsidiary” shall mean a Subsidiary of Holdings.

Supporting Letters of Credit: collectively, those certain irrevocable standby letters of credit in form and substance satisfactory to the Agent, issued by Bank Hapoalim or other financial institution acceptable to Agent, in an aggregate face amount and maintained in accordance with Section 10.1.14.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Synthetic Lease: as to any person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.

Synthetic Lease Obligations: as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan Facility: as defined in the Recitals hereto.

Total Exposure: the aggregate principal amount of the Obligations (with Letters of Credit being deemed to have a principal amount equal to the maximum potential reimbursement obligations of the Borrowers thereunder).

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Trailing Twelve Month Period: a period of twelve full consecutive calendar months, taken together as one accounting period for the Company and its consolidated Subsidiaries.

Transaction Costs: the fees and expenses incurred by, or required to be reimbursed or paid by, Holdings and the Subsidiaries in connection with the initial closing contemplated by the Transactions.

Transactions: (a) the execution, delivery and performance by each Obligor of the Loan Documents to which it is to be a party, the borrowing of the Loans and the use of the proceeds thereof, (b) the execution, delivery and performance by the Company and its Subsidiaries party thereto of the Note Documents, the borrowing of loans and the use of the proceeds thereof, (c) the execution, delivery and performance by the Company or any Subsidiary of the Crack Spread Hedging Documents, and (d) the payment of the Transaction Costs.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Unused Line Fee: as defined in Section 3.2.1.

Valero Acquisition: as defined in the Recitals hereto.

Valero Marketing: Valero Marketing and Supply Company, a Delaware corporation.

Voting Stock: of a Person shall mean all classes of Equity Interests or other interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof.

Wholly Owned: in respect of any subsidiary of any Person, that Equity Interests representing 100% of the issued and outstanding Equity Interests (except for directors’ qualifying shares and Permitted Compensation Incentive Equity Interests) of such subsidiary are, at the time any determination is being made, owned, beneficially and of record, by such Person, another Wholly Owned subsidiary of such Person or any combination thereof.

Withdrawal Liability: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.2.13 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” “through” means “through and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates. Any Event of Default shall be deemed to be continuing until waived in writing by the Agent and the requisite Lenders.

SECTION 2	CREDIT FACILITIES
2.1	Revolver Commitment.

2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to pay fees and transaction expenses associated with the Transactions; (b) to pay Obligations in accordance with this Agreement; and (c) for working capital and other lawful corporate purposes of Borrowers.

2.1.4 Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 30 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $25,000,000, or an increment of $25,000,000 in excess thereof.

2.1.5 Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans pursuant to this sentence are required), and (ii) the Overadvance is not known by Agent to exceed 5% of the Borrowing Base; or (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased to more than 5% of the Borrowing Base, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount not to exceed, when aggregated with any Overadvances existing under Section 2.1.5 above, 7% of the Revolver Commitments, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2 Increase in Revolving Credit Facility.

2.2.1 Request for Increase. So long as there exists no Default or Event of Default and upon written notice to the Agent (which shall promptly notify the Lenders), the Borrower Agent may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $150,000,000; provided, that any such request for an increase shall be in a minimum amount of $25,000,000 and increments of $25,000,000 in excess thereof; and provided, further, that:

(a) in connection with any such increase in the Revolving Credit Facility to $275,000,000, so long as the full amount (i.e. the greater of 10% of the Borrowing Base or $20,000,000) of the Availability Block has been implemented either in accordance with the scheduled term therefor or earlier by express written agreement of the Borrower Agent, then Bank of America as Lender shall increase its Revolver Commitment by $25,000,000 (without regard to the provisions of Sections 2.2.2, 2.2.3 and 2.2.4) on the date set forth in such notice so long as the Borrower Agent has delivered to the Agent the certificate(s) required by Section 2.2.5; and

(b) (i) the aggregate amount of the Revolving Credit Facility shall not be increased in excess of $275,000,000 unless Bank of America’s Revolver Commitment has been reduced to no greater than $75,000,000, and (ii) the aggregate amount of the Revolving Credit Facility shall not be increased in excess of $300,000,000 unless Bank of America’s Revolver Commitment has been reduced to no greater than $50,000,000; provided that in no event shall the Revolving Credit Facility be increased in excess of $400,000,000.

At the time of sending such notice, the Borrower Agent (in consultation with the Agent) shall specify the date by which each Lender is requested to respond or, in the case of an increase in the Revolving Credit Facility to $275,000,000 pursuant to clause (a) above, the date upon which such increase is to become effective (which date shall in no event be less than ten Business Days from the date of delivery of such notice to the Agent). Nothing in this Section 2.2 shall be deemed to impair or otherwise affect any Lender’s rights under Section 13; provided that, notwithstanding anything in this Agreement to the contrary, it is hereby agreed that Bank of America shall not be permitted to assign all of its Loans hereunder prior to an increase in the Revolving Credit Facility pursuant to Section 2.2.1(a) above unless an assignee of Bank of America has agreed, pursuant to documentation reasonably acceptable to Borrowers, to be bound by Section 2.2.1(a) to the same extent as Bank of America.

2.2.2 Lender Elections to Increase. Except as otherwise expressly provided in Section 2.2.1(a) above, each Lender shall have the right, but shall be under no obligation, to participate in any requested increase in the Revolving Credit Facility under this Section 2.2. Each Lender shall notify the Agent within the time period specified in accordance with Section 2.2.1 whether or not it agrees to increase its Revolver Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment.

2.2.3 Notification by Agent; Additional Lenders. The Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Agent and the Issuing Bank (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.

2.2.4 Closing Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Agent and the Borrowers shall determine the effective date (the “Revolver Increase Closing Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Revolver Increase Closing Date. Upon the satisfaction of the conditions precedent set forth in Section 2.2.5 on the proposed Revolver Increase Closing Date and, with respect to any new Lenders participating in the proposed increase, delivery to the Agent by such Lenders of a joinder agreement in form and substance satisfactory to the Agent and its counsel and a processing fee of $3,500 (unless otherwise agreed by the Agent in its discretion), the Revolving Credit Facility shall be so increased, Schedule 1.1 shall be deemed automatically amended and replaced to reflect any new Lenders and such increase, and the applicable Lenders, the Agent and the Borrowers shall make appropriate arrangements for issuance of replacement and/or new Revolver Notes, as applicable.

2.2.5 Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower Agent shall deliver to the Agent a certificate of each Obligor dated as of the Revolver Increase Closing Date signed by a Senior Officer of such Obligor (a) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (b) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Section 9 and in the other Loan Documents are true and correct in all material respects on and as of the Revolver Increase Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (ii) no Default or Event of Default exists. The Borrowers shall pay all reasonable documented out of pocket costs of the Agent and the Lenders, if any, incurred in connection with each such increase. The Borrowers shall prepay any Revolver Loans outstanding on the Revolver Increase Closing Date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep the outstanding Revolver Loans ratable with any revised change in the Pro Rata interests of the Lenders arising from any nonratable increase in the Revolver Commitments under this Section.

2.2.6 Conflicting Provisions. This Section shall supersede any provisions in Section 14.1 to the contrary. To the extent that the Borrowers comply with the last sentence of Section 2.2.5 above, Section 12.5 shall not be applicable to the increase in the Revolver Commitments on any Revolver Increase Closing Date.

2.3 Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or the Borrowers have entered into arrangements satisfactory to the Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by the Borrower Agent or a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed in good faith by Issuing Bank to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied, and Agent shall apply such Base Rate Loans and application thereof shall constitute payment of amounts owing by Borrowers pursuant to this clause (a).

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. The Borrowers shall, on demand by Issuing Bank or the Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4 Existing Letters of Credit. All Existing Letters of Credit shall be deemed to have been issued pursuant to this Section 2.3, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

SECTION 3	INTEREST, FEES AND CHARGES
3.1	Interest.

	3.1.1	Rates and Payment of Interest.

(a) The Obligations (other than Bank Product Debt) shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (other than Bank Product Debt) (including, to the extent permitted by law, interest not paid when due pursuant to the terms hereof), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid in full. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations (other than Bank Product Debt) shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such additional costs and expenses.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations (other than Bank Product Debt) shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days; provided, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4 Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2 Fees.

3.2.1 Unused Line Fee. On the first day of each month and on the Commitment Termination Date the Borrowers agree to pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata shares, an unused line fee (the “Unused Line Fee”) equal to the Applicable Margin therefor multiplied by the amount by which the Revolver Commitments exceed the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month (or shorter period if calculated on the Commitment Termination Date). The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Agent shall be deemed to be credited to the Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 3.2.

3.2.2 LC Facility Fees. The Borrowers agree to pay (a) to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata shares, for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin per annum, multiplied by the average daily stated amount of each such Letter of Credit; and (b) to the Agent for the benefit of the Issuing Bank a customary “fronting fee” of one tenth of one percent (0.10%) of the stated amount of each Letter of Credit, and to the Issuing Bank, all reasonable out-of-pocket costs, fees and expenses incurred by the Issuing Bank in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each calendar month following any month in which a Letter of Credit is outstanding and on the Commitment Termination Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. During any period when the Default Rate is applicable pursuant to Section 3.1.1(b), the fee payable under clause (a) of this Section 3.2.2 shall be increased by 2% per annum.

3.2.3 Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.5, 3.6, 3.7, 3.8, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.6(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s Personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7	Increased Costs; Capital Adequacy.

	3.7.1	Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2 Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4	LOAN ADMINISTRATION
4.1	Manner of Borrowing and Funding Revolver Loans.

	4.1.1	Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans (provided if no such specification is made, a Base Rate Loan shall be deemed to have been specified), and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations and the application of such Loans to such Obligations shall be deemed a payment by the Borrowers hereunder. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3 Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of 10% of the aggregate Revolving Commitments, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4 Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person reasonably believed by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender. The Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by the Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to the Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. The Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Obligor) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a ‘Lender’ until all its defaulted obligations have been cured to the satisfaction of the Agent.

4.3 Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Borrowings shall be allocated among Lenders on a Pro Rata basis. No more than five (5) Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered, or reasonably believed to be delivered, by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5 PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3 Mandatory Prepayment of Revolving Loans.

5.3.1 Asset Dispositions. If any Asset Disposition not made in the Ordinary Course of Business includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans.

5.3.2 Extraordinary Receipts. If Holdings or any Obligor shall receive any Extraordinary Receipts at any time, Borrowers shall concurrently with such receipt repay all outstanding Revolving Loans in an amount equal to all Extraordinary Receipts.

5.3.3 Casualty or Condemnation. Concurrently with the receipt of any proceeds or awards of any Casualty or Condemnation in respect of any ABL Priority Collateral, Borrowers shall, subject to and in accordance with the Intercreditor Agreement, repay Revolving Loans in an amount equal to such proceeds or otherwise apply such proceeds or awards in accordance with Section 8.6.2.

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses but excluding Bank Product Obligations, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 Post-Default Allocation of Payments.

5.6.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans;

(c) third, to all amounts owing to Issuing Bank on LC Obligations;

(d) fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f) sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g) seventh, to all other Obligations, other than Bank Product Debt; and

(h) last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7 Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.

5.8 Loan Account; Account Stated.

5.8.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), it shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Government Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2 Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent) shall be conclusive absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

5.10 Lender Tax Information.

5.10.1 Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2 Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States Person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon the request of Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3 Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefore) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document. This Section shall survive Full Payment of the Obligations, or any resignation or replacement of Agent, any Lender or Issuing Bank.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty Obligations hereunder constitute a continuing guaranty of payment and not of collection, that such Obligations shall not be discharged until Full Payment of all Obligations, and that such Obligations are absolute and unconditional, irrespective of, and will not be discharged, impaired, or affected by: (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound, or the power or authority or lack thereof of any other Obligor to incur its Obligations; (b) the absence of any action to enforce this Agreement (including this Section 5.11) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) the payment of all of the Obligations at any time or from time to time, except Full Payment of all Obligations; (f) the existence or non-existence of any Obligor as a legal entity; (g) any transfer by any Obligor of all or any part of any Collateral; (h) any statute of limitations affecting the liability of any other Obligor hereunder or under any of the other Loan Documents or the ability of Agent or Lenders to enforce this Agreement, this Section 5.11, or any other provision of any Loan Document; (i) any right of offset, counterclaim or defense of any Obligor, including, without limitation, those that have been waived by the Obligors pursuant to this Section 5.11; (j) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (k) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (l) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2 Permitted Actions. Except as otherwise expressly provided by this Agreement, Agent and Lenders may from time to time, in their sole discretion and without notice to any Obligor, take any or all of the following actions: (a) retain or obtain Liens in any assets of any Obligor or any other Person to secure any of the Obligations; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Obligors, with respect to any of the Obligations; (c) extend or renew for one or more periods (whether or not longer than the original period), or, with the agreement of the Borrowers, alter or exchange any of the Obligations; (d) waive, ignore, or forbear from taking action or otherwise exercising any of its default rights or remedies with respect to any default by the Obligors under the Loan Documents; (e) release, waive, or compromise any obligation of the Obligors hereunder or any obligation of any nature of any other obligor primarily or secondarily obligated with respect to any of the Obligations; (f) release Agent’s Liens in, or surrender, release or permit any substitution or exchange for, all or any part of the Collateral now or hereafter securing any of the Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, waive, compromise, alter or exchange any obligations of any nature of any Obligor with respect to any such property; and (g) demand payment or performance of any of the Obligations from any Obligor at any time or from time to time, whether or not Agent or any Lender has exercised any of its rights or remedies with respect to any property securing any of the Obligations or any obligation hereunder or proceeded against any other Obligor or other Person primarily or secondarily liable for payment or performance of any of the Obligations.

5.11.3 Waivers.

(a) Each Obligor expressly waives, to the extent not prohibited by Applicable Law, and except to the extent otherwise expressly required pursuant to this Agreement: (i) all rights to revoke its guaranty pursuant to this Section 5.11 at any time; (ii) notice of the acceptance by Agent and Lenders; (iii) notice of the existence, creation, payment, nonpayment, performance or nonperformance of all or any of the Obligations; (iv) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever with respect to the payment or performance of the Obligations or the amount thereof or any payment or performance by the Obligors hereunder; (v) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder or any security for or guaranty of any of the foregoing; (vi) any right to direct or affect the manner or timing of Agent’s enforcement of its rights or remedies; (vii) any and all defenses that would otherwise arise upon the occurrence of any event or contingency described in Sections 5.11.1 or 5.11.2 hereof or upon the taking of any action by Agent or Lenders permitted hereunder; (viii) any defense, right of set-off, claim or counterclaim whatsoever and any and all other rights, benefits, protections and other defenses available to such Obligor now or at any time hereafter; and (ix) all other principles or provisions of law, if any, that conflict with the terms of this Section 5.11, including the effect of any circumstances that may or might constitute a legal or equitable discharge of a guarantor or surety.

(b) Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor.

(c) Agent and Lenders may, in their discretion, pursue such rights and remedies hereunder, under the other Loan Documents and under Applicable Law as they deem appropriate, including realization upon Collateral or, if applicable, any Real Estate by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in the exercise of any rights or remedies, Agent or any Lender forfeits any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action by Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had but for such action.

(d) If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(e) Each Obligor waives all rights and defenses arising out of an election of remedies by the Agent and the Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Obligor’s rights of subrogation and reimbursement against the principal.

5.11.4 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.5 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.6 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6 CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied or waived:

(a) Agent shall have received, in form and substance satisfactory to Agent and Lenders, the following

(i) Revolver Notes, duly executed by Borrowers to the extent any Lender has requested issuance of a Revolver Note;

(ii) for each Mortgaged Property, copies of title policies, surveys, environmental and engineering, soils and other reports and material documents and agreements delivered to the Note Collateral Agent under the Indenture on or prior to the Closing Date in connection with any mortgage thereof;

(iii) the Intercreditor Agreement, duly executed and delivered by the Note Collateral Agent;

(iv) the Intercreditor Acknowledgement, duly executed and delivered by the Company;

(v) each other Loan Document required hereunder and set forth on the closing list delivered to the Company by Agent, duly executed and delivered by each of the signatories thereto;

(vi) UCC and Lien searches and other evidence reasonably satisfactory to Agent that Agent’s Liens are the only Liens upon the Collateral, except Permitted Liens;

(vii) certificates from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (A) such Borrower is Solvent; (B) no Default or Event of Default exists; (C) the representations and warranties set forth in Section 9 are true and correct; and (D) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents;

(viii) A certificate of a duly authorized officer of each Obligor, certifying (A) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (B) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (C) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing;

(ix) a favorable written opinion of Jones Day relating to this Agreement;

(x) copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization, and good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification;

(xi) a Borrowing Base Certificate;

(xii) UCC-3 terminations and all other release and termination documents terminating or releasing all Liens on Collateral securing the Term Loan Facility; and

(xiii) copies of the Note Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, certified as true and correct by a Senior Officer of the Borrower Agent.

(b) The Company shall have received cash proceeds of not less than $205,000,000 from the issuance of the Notes after deduction of any original issue discount and before payment of costs and expenses and funding any Crack Spread Hedging Cash Collateral.

(c) Borrowers shall have paid all fees and expenses incurred by Agent and Lenders on or prior to the Closing Date to the extent an invoice therefor is provided to the Company prior to the Closing Date.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant, except that with respect to a Borrowing used to transfer funds to the ECF Payment Account in compliance with Section 10.2.8(b)(iii), no Specified Default or Event of Default shall exist at the time of, or result from, the funding of such Borrowing;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied; and

(e) With respect to any funding, issuance or grant at any time in which or as a result of which the Total Exposure exceeds or will exceed $250,000,000, a certificate signed by a Financial Officer of the Company (or a statement in the relevant Notice of Borrowing, LC Request or LC Application, as the case may be) certifying (i) that such funding, issuance or grant either (A) will not cause the Total Exposure to exceed the Indenture Borrowing Base or (B) otherwise constitutes “Permitted Debt” under the Permitted Note Facility (and the methodology for such determination), and (ii) if requested by Agent, the amount of the Indenture Borrowing Base as of such date and setting forth reasonably detailed calculations thereof.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

Upon satisfaction or waiver of all the conditions specified in Sections 6.1 and 6.2, the Existing Loan and Security Agreement will be amended and restated by this Agreement (with all loans outstanding thereunder and the Existing Letters of Credit being renewed and continued), and all Liens securing obligations under the Existing Loan and Security Agreement shall be automatically continued.

6.3 Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7 COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, Holdings and each Borrower hereby grants to Agent for the benefit of Secured Parties, or confirms that Agent already possesses, a continuing security interest in and Lien upon all Property of Holdings and such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any contract or agreement to which Holdings or any Borrower is a party or to any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (A) the unenforceability of any right of Holdings or such Borrower therein or (B) in a breach or termination pursuant to the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in clause (A) or (B) above, including any Proceeds of such contract or agreement.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, Holdings and each Borrower hereby grants to Agent for the benefit of Secured Parties, or confirms that Agent already possesses, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of Holdings or such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Holdings and each Borrower authorizes and directs each bank or other depository to deliver to Agent, on a daily basis and otherwise pursuant to instructions of Agent, all balances in each Deposit Account maintained by Holdings or such Borrower with such depository (other than the Crack Spread Hedging Cash Collateral Account, the ECF Payment Account and the Note Proceeds Account), for application to the Obligations then outstanding. Holdings and each Borrower irrevocably appoints Agent as its attorney-in-fact to collect such balances to the extent any such delivery is not so made. Holdings and each Borrower authorizes and directs each bank or other depository at which the ECF Payment Account and the Note Proceeds Account are maintained, effective upon receipt from Agent of notice that an Event of Default under Sections 11.1(a) or (j) exists (and the Agent hereby agrees that it will not deliver any such notice until such time), to deliver to Agent, pursuant to instructions of Agent, all balances in the ECF Payment Account and the Note Proceeds Account, for application to the Obligations then outstanding. Prior to an Event of Default under Sections 11.1(a) or (j), the Agent agrees that it shall not enforce any setoff rights with respect to amounts on deposit in the ECF Payment Account and the Note Proceeds Account.

7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Permitted Investments, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with Holdings or any Borrower, and shall have no responsibility for any investment or loss. Holdings and each Borrower hereby grants to Agent for the benefit of Secured Parties, or confirms that Agent already possesses, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the dominion and control of Agent. Neither Holdings nor any Borrower nor other Person claiming through or on behalf of any of them shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3 Real Estate Collateral.

7.3.1 Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Holdings and the Borrowers, including the Real Estate located at the Krotz Springs Refinery. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If Holdings or any Borrower acquires Real Estate hereafter, Holdings and the Borrowers shall, within 45 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien (subject to Permitted Liens) in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2 Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, Holdings and each Borrower hereby transfers and assigns to Agent, or confirms that it has previously transferred and assigned to Agent, for the benefit of Secured Parties, all of Holdings and such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which Holdings or such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof, except, in each case, to the extent the terms of the applicable lease prohibit such assignment and transfer.

7.4 Pledged Collateral.

7.4.1 Pledged Equity Interests and Debt Securities. As security for the payment or performance, as the case may be, in full of the Obligations, Holdings and each Borrower hereby assigns and pledges to the Agent, its successors and assigns for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and assigns for the benefit of the Secured Parties, or confirms that Agent already possesses, a security interest in, all of Holdings’ and each Borrower’s right, title and interest in, to and under (a) the Equity Interests now owned or at any time hereafter acquired by Holdings or such Borrower, including the Equity Interests set forth opposite the name of Holdings and such Borrower on Schedule 7.4, and all certificates and other instruments representing such Equity Interests (collectively, the “Pledged Equity Interests”); (b) the debt securities now owned or at any time hereafter acquired by Holdings or such Borrower, including the debt securities set forth opposite the name of Holdings and such Borrower on Schedule 7.4, and all promissory notes and other instruments evidencing such debt securities (collectively, the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Agent pursuant to the terms of this Section; (d) subject to Section 7.4.6, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities and instruments referred to in clauses (a) and (b) above; (e) subject to Section 7.4.6, all rights and privileges of Holdings and such Borrower with respect to the securities, instruments and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any and all of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

7.4.2 Delivery of the Pledged Collateral.

(a) Subject to the terms of the Intercreditor Agreement, Holdings and each Borrower agrees to deliver or cause to be delivered to the Agent any and all Pledged Securities at every time owned by Holdings and such Borrower promptly following the acquisition thereof by Holdings or such Borrower.

(b) Subject to the terms of the Intercreditor Agreement, Holdings and each Borrower will cause (i) all Indebtedness of Holdings, any Subsidiary or any other Affiliate of Holdings and (ii) all Indebtedness of any other person in a principal amount of $250,000 or more that, in each case, is owing to Holdings or such Borrower to be evidenced by a duly executed promissory note that is pledged and delivered to the Agent pursuant to the terms hereof.

(c) Upon delivery to the Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed by Holdings or the applicable Borrower in blank or other instruments of transfer satisfactory to the Agent and by such other instruments and documents as the Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by Holdings or the applicable Borrower in blank and by such other instruments and documents as the Agent may reasonably request. Each delivery of Pledged Securities after the date hereof shall be accompanied by a schedule describing the Pledged Securities so delivered, which schedule shall be attached to Schedule 7.4 and made a part hereof; provided that failure to attach any such schedule hereto or any error in a schedule so attached shall not affect the validity of the pledge of any Pledged Securities.

7.4.3 Pledge Related Representations, Warranties and Covenants. Holdings and each Borrower hereby jointly and severally represent, warrant and covenant to the Agent and the Secured Parties that:

(a) Schedule 7.4 sets forth, as of the Closing Date, a true and complete list, with respect to Holdings and each Borrower, of (i) all the Equity Interests owned by Holdings or such Borrower and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by Holdings or such Borrower and (ii) all debt securities owned by Holdings or such Borrower, and all promissory notes and other instruments evidencing such debt securities. Schedule 7.4 sets forth all Equity Interests, debt securities and promissory notes required to be pledged hereunder.

(b) The Pledged Equity Interests and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable (to the extent such concepts are applicable thereto) and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(c) Except for the security interests granted hereunder, Holdings and each of the Borrowers (i) is and, subject to any transfers or dispositions made in compliance with this Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule 7.4 as owned by Holdings or such Borrower, (ii) holds the same free and clear of all Liens (other than Non-ABL Liens and other Liens or transfers or dispositions permitted under this Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral (other than Non-ABL Liens and other Liens or transfers or dispositions permitted under this Agreement) and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Non-ABL Liens and other Liens or transfers or dispositions permitted under this Agreement), however arising, of all persons whomsoever.

(d) Holdings and each Borrower has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated.

(e) No Governmental Approval or any other action by any Governmental Authority and no consent or approval of any securities exchange or any other person (including stockholders, partners, members or creditors of Holdings or any Borrower) is or will be required for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).

(f) By virtue of the execution and delivery by Holdings and the Borrowers of this Agreement, when any Pledged Securities are delivered to the Agent (or its gratuitous bailee) in accordance with this Agreement, the Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations.

7.4.4 Certification of Limited Liability Company and Limited Partnership Interests. Each interest in any limited liability company or limited partnership controlled by Holdings or any Borrower and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

7.4.5 Registration in Nominee Name; Denominations. Subject to the terms of the Intercreditor Agreement, the Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of Holdings or the applicable Borrower, endorsed or assigned in blank or in favor of the Agent. Holdings and each Borrower will promptly give to the Agent copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of Holdings or such Borrower. Subject to the terms of the Intercreditor Agreement, the Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

7.4.6 Voting Rights; Dividends and Interest.

(a) Subject to the terms of the Intercreditor Agreement, unless and until an Event of Default shall have occurred and be continuing and the Agent shall have notified the Obligors that their rights under this Section are being suspended:

(i) Holdings and each Borrower shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of the Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Agent shall execute and deliver to Holdings and each Borrower, or cause to be executed and delivered to Holdings and each Borrower, all such proxies, powers of attorney and other instruments as Holdings and each Borrower may reasonably request for the purpose of enabling Holdings and each Borrower to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) above.

(iii) Each Obligor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of this Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by Holdings or any Borrower, shall be held in trust for the benefit of the Agent, shall be segregated from other property or funds of Holdings and each Borrower and shall be forthwith delivered to the Agent upon demand in the same form as so received (with any necessary endorsement).

(b) Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, after the Agent shall have notified the Obligors of the suspension of their rights under paragraph (a)(iii) of this Section all rights of Holdings or any Borrower to dividends, interest, principal or other distributions that Holdings or any Borrower is authorized to receive pursuant to paragraph (a)(iii) of this Section shall cease, and all such rights shall thereupon become vested in the Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by Holdings or any Borrower contrary to the provisions of this Section shall be held in trust for the benefit of the Agent, shall be segregated from other property or funds of Holdings and each Borrower and shall be forthwith delivered to the Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Agent pursuant to the provisions of this paragraph shall be retained by the Agent in an account to be established by the Agent upon receipt of such money or other property, shall be held as security for the Obligations and shall be applied in accordance with the provisions of Section 5.6. After all Events of Default have been cured or waived and the Agent shall have received a certificate from a Senior Officer of Holdings and the Borrower Agent to that effect, the Agent shall promptly repay to Holdings and each Borrower (without interest) all dividends, interest, principal or other distributions that Holdings or such Borrower would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section and that remain in such account.

(c) Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, after the Agent shall have notified Holdings and the Borrowers of the suspension of their rights under paragraph (a)(i) of this Section, all rights of Holdings or any Borrower to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section, and the obligations of the Agent under paragraph (a)(ii) of this Section, shall cease, and all such rights shall thereupon become vested in the Agent, which shall have the sole and exclusive right and authority (subject to the Intercreditor Agreement) to exercise such voting and other consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Agent shall have the right from time to, in its sole discretion, notwithstanding the continuance of an Event of Default, to permit Holdings and the Borrowers to exercise such rights and powers.

7.5 Other Collateral.

7.5.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.5.2 Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver.

7.6 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.7 Further Assurances. Promptly upon request, Borrowers shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement, provided that, Borrowers shall not be required to take any action to perfect under certificate of title statutes. Each Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.8 Foreign Subsidiary Stock. Notwithstanding Section 7.1, not more than 65% of the voting stock of any Foreign Subsidiary and 100% of all non-voting stock (if any) of each Foreign Subsidiary shall be included in the Collateral.

7.9 Continuation of Agent’s Liens. Holdings and each Borrower confirm that all Liens in the Collateral created pursuant to the Existing Loan and Security Agreement and the other Loan Documents entered into in connection therewith are automatically continued under this Agreement and the other Loan Documents as continuing security for the Obligations.

SECTION 8	COLLATERAL ADMINISTRATION
8.1	Borrowing Base Certificates. The Borrowers shall deliver to the Agent:

(a) whether or not a Low Availability Period is in effect, (i) on or before the 15th day of each month, a Borrowing Base Certificate as of the end of the previous month, and (ii) such additional Borrowing Base Certificates as and when requested by the Agent in writing from time to time in the Agent’s credit judgment, reasonably exercised, and

(b) if a Low Availability Period is in effect, then on each Tuesday of each week for the period ending Friday of the immediately prior week, a Borrowing Base Certificate as of the end of such prior week.

Together with each such Borrowing Base Certificate, the Borrowers shall deliver: (1) a schedule of the Borrowers’ Accounts created, credits given, cash collected, and other adjustments to Accounts since the last such schedule; (2) an aging of the Borrower’s Accounts, together with a reconciliation to the corresponding Borrowing Base and to the Borrowers’ general ledger; (3) a detailed listing of accounts payable owing to suppliers of Petroleum Product that are covered by Letters of Credit; (4) a detailed calculation and description of Eligible Petroleum Inventory, Eligible Cash, Eligible Investments, Eligible In-Transit Petroleum Inventory, First Purchaser Liens and Paid but Unexpired Letters of Credit; (5) a schedule in reasonable detail setting forth the additions and reductions in the Borrowers’ accounts receivable since delivery of the previous Borrowing Base Certificate with a reconciliation to the corresponding accounts receivable aging; and (6) Inventory reports by category, together with reconciliation to the corresponding Borrowing Base and to the Borrowers’ general ledger. Together with each Borrowing Base Certificate delivered pursuant to clause (a)(i) above, the Borrowers shall deliver an aging of the Borrowers’ accounts payable. Upon request of the Agent, the Borrowers shall deliver: (A) inventory reports by location; (B) copies of invoices in connection with the Borrowers’ Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrowers’ Accounts and for Inventory and Equipment acquired by the Borrowers, purchase orders, and invoices; (C) a statement of the balance of each intercompany Account, if any; (D) such other reports as to the Collateral as the Agent shall reasonably request from time to time; and (E) with the delivery of each of the foregoing, a certificate of the Borrower Agent executed by a Financial Officer thereof certifying as to the accuracy and completeness of the foregoing. If the Borrowers’ records or reports of the Collateral are prepared by an accounting service or other agent, the Borrowers hereby authorize such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

All calculations of Availability in any Borrowing Base Certificate (or Interim Borrowing Base Certificate) shall originally be made by Borrower Agent and certified by a Financial Officer; provided that:

(i) the Agent may (but shall not be required to) from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve (or any portion thereof); and

(ii) upon prior written notice to the Borrower that a Double-Sided Application Period is in effect, and only during each Double-Sided Application Period, the Agent may (but shall not be required to) from time to time review and adjust any such calculation to reduce Eligible Accounts by an amount not greater than collections received in the Dominion Accounts after the effective date of the most recently delivered Borrowing Base Certificate (or Interim Borrowing Base Certificate); provided that during any such period, the Borrower may (but shall not be required to) provide Interim Borrowing Base Certificates to the Agent and the Agent will adjust the calculation of the Borrowing Base to reflect the Eligible Accounts and Eligible Unbilled Accounts set forth in the most recently delivered Interim Borrowing Base Certificate to the extent constituting Eligible Accounts and Eligible Unbilled Accounts (subject to further adjustment by the Agent under clause (i) above and pursuant to this clause (ii).

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. If Accounts in an aggregate face amount of $2,500,000 or more cease to be Eligible Accounts for any reason other than as a result of the exercise of the Agent’s discretion in excluding such Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account. The Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to the Agent. The Borrowers shall obtain a Deposit Account Control Agreement from each lockbox servicer and bank where a Dominion Account or Approved Deposit Account is located, establishing the Agent’s control, Lien in and, other than with regard to the Crack Spread Hedging Cash Collateral Account, exclusive dominion over the lockbox or Approved Deposit Account and, with respect to all Approved Deposit Accounts other than the Crack Spread Hedging Cash Collateral Account, any Proceeds Collateral Account, the ECF Payment Account and the Note Proceeds Account, requiring, at all times immediate deposit of all remittances received in such lockbox or Approved Deposit Account to a Dominion Account for application to the Obligations at all times, whether or not a Low Availability Period exists. If a Dominion Account is not maintained with Bank of America, the Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Neither the Agent nor the Lenders assume any responsibility to the Borrowers for any lockbox arrangement, Approved Deposit Account or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to ABL Priority Collateral, including any proceeds thereof, are made directly to an Approved Deposit Account (other than the Crack Spread Hedging Cash Collateral Account, any Proceeds Collateral Account, the ECF Payment Account and the Note Proceeds Account) or a Dominion Account (or a lockbox relating to such Approved Deposit Account or Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any ABL Priority Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into an Approved Deposit Account (other than the Crack Spread Hedging Cash Collateral Account, any Proceeds Collateral Account, the ECF Payment Account and the Note Proceeds Account) or a Dominion Account.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2 Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $50,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3 Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval (unless such Inventory shall be segregated and readily identifiable as consigned Inventory), and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than any account exclusively used for payroll, payroll taxes or employee benefits, or any accounts containing not more that $250,000 in the aggregate at any time). Each Borrower shall be the sole account holder of each Deposit Account (other than the Proceeds Collateral Account and the Crack Spread Hedging Cash Collateral Account) and shall not allow any other Person (other than Agent, the Note Collateral Agent or, with respect to the Crack Spread Hedging Cash Collateral Account, any Crack Spread Hedging Secured Party) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect such change.

8.6 General Provisions.

8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) store any ABL Priority Collateral in another location in the United States, upon 30 Business Days prior written notice to Agent or such shorter period as the Agent may agree.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Promptly upon the occurrence of the initial Casualty or Condemnation of any ABL Priority Collateral, the Borrowers shall establish with or in the name of the Agent an account (the “Proceeds Collateral Account”) over which the Agent shall have control and rights of withdrawal, subject to the provisions of the Intercreditor Agreement. Amounts on deposit in the Proceeds Collateral Account at any time shall be held by the Agent as security for the Obligations (subject to the Intercreditor Agreement), and shall be invested and reinvested by the Agent, at the direction of the Company, in Permitted Investments; provided that the investment of such amounts shall be controlled solely by the Agent during the continuance of any Default or Event of Default.

(b) Any proceeds of insurance arising from any Casualty of ABL Priority Collateral (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from Condemnation of any ABL Priority Collateral shall be paid, subject to the Intercreditor Agreement, to Agent and held in the Proceeds Collateral Account. All such proceeds (other than from business interruption insurance) shall, at the option of the Agent, be applied to payment of the Revolver Loans, and then to any other Obligations outstanding; provided, if requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of any ABL Priority Collateral, Borrowers may use such proceeds or awards to repair or replace such ABL Priority Collateral (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (iv) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $5,000,000.

(c) Any proceeds of insurance with respect to business interruption received by the Agent in respect of any Casualty may, so long as no Default or Event of Default exists, upon request of the Borrower Agent, be paid over to the Borrowers for payment of current operating expenses incurred by the Borrowers and any other Subsidiary in the Ordinary Course of Business; provided, that the Agent may establish reasonable procedures to ensure that such insurance proceeds are applied only for such purpose.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4 Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all persons, claims and demands whatsoever, except Permitted Liens.

8.7 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) until Full Payment of the Obligations, for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During the continuance of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9 REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each of Holdings and the Borrowers represents and warrants to Agent and each of the Lenders that:

9.1.1 Organization; Powers. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all material Governmental Approvals required for the ownership and operation of its assets and the conduct of its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each Loan Document and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of any Borrower, to borrow hereunder.

9.1.2 Authorization; Absence of Conflicts. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action of Holdings and each Borrower and (b) will not (i) violate any Applicable Law of Holdings or its Affiliates, or of the certificate or articles of incorporation or other constitutive documents or bylaws of Holdings or any Subsidiary, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to any right to require any prepayment, repurchase or redemption of any obligation under, or give rise to any right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation under, any indenture or other agreement or instrument to which Holdings or any Subsidiary is a party or by which any of them or any of their assets are or may be bound or (iii) result in the creation or imposition of any Lien upon or with respect to any assets now owned or hereafter acquired by Holdings or any Subsidiary (other than Liens created under the Loan Documents or the Non-ABL Liens. Each of Holdings and the Subsidiaries has been duly designated as, and constitutes, an “Unrestricted Subsidiary” under, and as defined in, the Existing Parent Term Credit Agreement. Holdings and the Subsidiaries have been duly designated as, and constitute, “Alon Louisiana Subsidiaries” under, and as defined in, the Existing Parent Revolving Credit Agreement, and the provisions of the Waiver, Consent, Partial Release and Fourth Amendment dated as of July 2, 2008 executed in connection with the Existing Parent Revolving Credit Agreement have not been amended or otherwise modified.

9.1.3 Enforceability. This Agreement has been duly executed and delivered by Holdings and the Company and constitutes, and each other Loan Document when executed and delivered by any Obligor that is a party thereto will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

9.1.4 Governmental Approvals; Litigation.

(a) No Governmental Approval or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (i) filings necessary to perfect Liens created under the Non-ABL Documents and (ii) such as have been already obtained or made and are in full force and effect.

(b) All Governmental Approvals required for the ownership of the Krotz Springs Refinery or the operation thereof are in full force and effect, and, to the knowledge of Holdings and the Subsidiaries, no basis for the revocation, termination, withdrawal or other lapse of the effectiveness thereof exists, in each case except where the absence of such Governmental Approval could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) There are no proceedings or investigations pending or, to Holdings or any Borrower’s knowledge, threatened against Holdings, any Borrower or any other Subsidiary, or any of their businesses, operations or Properties that (i) relate to any Loan Documents or Transactions; or (ii) could reasonably be expected to have a Material Adverse Effect.

9.1.5 Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and the Subsidiaries that have been and are hereafter delivered to Agent and Lenders pursuant to Section 10.1.4(a)(i) and (ii), are prepared in accordance with the requirements of such Section, and fairly present in all material respects the financial condition and results of operations of Borrowers and the Subsidiaries in accordance with such Section at the dates and for the periods indicated. No financial statement delivered to Agent pursuant to Section 10.1.4(a)(i) or (ii) contained any untrue statement of a material fact, nor failed to disclose any material fact necessary to make such statement not materially misleading when made. All projections delivered from time to time to Agent and Lenders have been prepared in good faith and utilizing reasonable assumptions and due care in the preparation thereof.

9.1.6 No Material Adverse Change. (a) Since August 31, 2009, there has been no event, condition or development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect, or (b) since the Closing Date, no material default or termination (other than expiration of such agreement in accordance with its terms) has occurred, under any Material Contract. To the knowledge of the Obligors, no circumstances exist that provide a basis upon which any party (other than Holdings or any Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.7 Title to Properties; Possession Under Leases. Each of Holdings and the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its material assets (including all Mortgaged Properties), except for Permitted Encumbrances and minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material assets are free and clear of Liens, other than Permitted Liens. All Equity Interests owned by Holdings and each Subsidiary are duly issued, fully paid and non-assessable.

(a) Each of Holdings and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Holdings and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(b) Neither Holdings nor any Subsidiary has received any written notice, or has any knowledge, of any pending or contemplated Condemnation of any material Mortgaged Property or any sale or disposition thereof in lieu of condemnation.

(c) Neither Holdings nor any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material Mortgaged Property or any interest therein.

9.1.8 Subsidiaries. Upon delivery thereof on the Closing Date, Schedule 9.1.8 will set forth, as of the Closing Date, a complete and correct list of the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings or any Subsidiary in, each Subsidiary. Holdings owns all the issued and outstanding Equity Interests in the Company, other than the Permitted Compensation Incentive Equity Interests. Neither Holdings nor any Subsidiary owns any Equity Interests in any Person that is not a Subsidiary. Each Subsidiary is a Wholly Owned Domestic Subsidiary. Except as set forth on Schedule 9.1.8, on the Closing Date, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of Holdings or any Subsidiary.

9.1.9 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or any Subsidiary, threatened against or affecting Holdings or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of Holdings, any Subsidiary or any of their material assets is in violation of, nor will the continued operation of their material assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.1.10 Agreements.

(a) Neither Holdings nor any Subsidiary is a party to any agreement or instrument, or is subject to any corporate or organizational restriction, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) Neither Holdings nor any Subsidiary (nor, to the knowledge of Holdings or any Subsidiary, any other Person) is in default in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any indenture or other agreement or instrument to which it is a party or by which it or any of its assets are or may be bound (including the Offtake Agreement or any ExxonMobil Pipeline Supply Contract), and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Upon delivery thereof on the Closing Date, Schedule 9.1.10 will set forth, as of the Closing Date, each Material Contract of Holdings and its Subsidiaries, including, each ExxonMobil Pipeline Supply Contract. Each ExxonMobil Pipeline Supply Contract is, as of the Closing Date, in full force and effect.

9.1.11 Federal Reserve Regulations.

(a) Neither Holdings nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of buying or carrying Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any Margin Stock or to refinance any Indebtedness originally incurred for such purpose or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulations T, U and X.

9.1.12 Investment Company Act. Neither Parent nor any Subsidiary of Parent is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

9.1.13 Use of Proceeds. The Borrowers will use the proceeds of the Loans only for the purposes specified in Section 2.1.3.

9.1.14 Tax Returns. Each of Holdings and the Subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves.

9.1.15 No Material Misstatements. No report, financial statement, schedule, certificate or other information furnished by or on behalf of Holdings or any Subsidiary to Agent, the Arranger or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided, that to the extent any such report, financial statement, schedule, certificate or other information was based upon or constitutes a forecast or projection, Holdings and the Company represent only that Holdings and the Subsidiaries acted in good faith and utilized reasonable assumptions and due care in the preparation of such report, financial statement, schedule, certificate or other information.

9.1.16 Employee Benefit Plans. Each of Holdings and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Events have occurred or are reasonably expected to occur that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual measurement date applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual measurement dates applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

9.1.17 Environmental Matters. Except as set forth in Schedule 9.1.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability of Holdings or any Subsidiary. Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 9.1.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

9.1.18 Insurance. Upon delivery thereof on the Closing Date, Schedule 9.1.18 will set forth a complete and correct description of all insurance maintained by or on behalf of Holdings and the Subsidiaries as of the Closing Date. As of the Closing Date, such insurance will be in full force and effect and all premiums thereunder shall be duly paid. Holdings and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are required under Section 10.1.2.

9.1.19 Security Documents.

(a) Agent has been granted, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, which security interest is (i) with respect to the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) and when delivered to Agent together with instruments of transfer duly endorsed in blank, a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, but subject to the Intercreditor Agreement, and (ii) with respect to all other Collateral and to the extent that perfection can be obtained by filing Uniform Commercial Code financing statements, a fully perfected security interest in all right, title and interest of the Obligors in such Collateral, prior and superior to the rights of any other Person, except for rights secured by Permitted Liens.

(b) Agent has been granted, in the case of Mortgaged Properties of the Obligors owned as of the Closing Date, and will be granted when required pursuant to Section 7.3, in the case of Mortgaged Properties acquired by the Obligors after the Closing Date, for the benefit of the Secured Parties, a fully perfected mortgage lien on and security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, but subject to Permitted Liens.

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the security interest created hereunder shall constitute a fully perfected security interest in all right, title and interest of the Obligors in the Intellectual Property in which a security interest may be perfected by filing in the United States of America and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Obligors after the Closing Date).

9.1.20 Location of Real Property.

(a) Upon delivery thereof on the Closing Date, Schedule 9.1.20(a) will set forth, as of the Closing Date, a complete and correct list of all real property owned in fee by Holdings, the Company or any Subsidiary and the legal description thereof.

(b) Upon delivery thereof on the Closing Date, Schedule 9.1.20(b) will set forth, as of the Closing Date, a complete and correct list of all real property leased by Holdings, the Company or any Subsidiary and the legal description thereof. On the Closing Date, the Company will have valid leasehold interests in all the real property set forth on Schedule 9.1.20(b).

(c) Upon delivery thereof on the Closing Date, Schedule 9.1.20(c) will set forth, as of the Closing Date and to the knowledge of Holdings and the Subsidiaries, a complete and correct list of all pipeline rights of way and easements appurtenant.

9.1.21 Labor Matters. There are no strikes, lockouts or slowdowns against Holdings or any Subsidiary pending or, to the knowledge of Holdings or any Subsidiary, threatened. The hours worked by and payments made to employees of Holdings and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law relating to such matters, except where such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from Holdings or any Subsidiary, or for which any claim may be made against Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of Holdings or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, neither Holdings nor any Subsidiary will be party to, or otherwise bound by, any collective bargaining agreement.

9.1.22 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution hereunder and under the Guarantee and Collateral Agreement, each Obligor is Solvent.

9.1.23 Concerning Holdings. Holdings has been formed solely for the purpose of owning the Equity Interests in the Company and does not engage in any business or operation other than the ownership of such Equity Interests and activities incidental thereto.

9.1.24 Sanctioned Persons. None of Holdings, any Subsidiary or, to the knowledge of Holdings or any Subsidiary, any director, officer, agent, employee or Affiliate of Holdings or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Borrowers will not directly or indirectly use the proceeds of the Loans, or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

9.1.25 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts and Eligible Unbilled Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account or Eligible Unbilled Account in a Borrowing Base Certificate or Interim Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain and, other than with respect to Eligible Unbilled Accounts, matures as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien and the Note Liens), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law (other than the Assignment of Claims Act) restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice (if invoiced);

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.26 Intellectual Property. Holdings, each Borrower and each other Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to Holdings or any Borrower’s knowledge, threatened Intellectual Property Claim with respect to Holdings, any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) that has had or could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.26, to the Obligors’ knowledge, on the Closing Date, and except as disclosed in writing to Agent from time to time, neither Holdings nor any Borrower nor Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property in any Fiscal Year in excess of $100,000. All Intellectual Property owned or material Intellectual Property licensed by Holdings, any Borrower or any other Subsidiary on the Closing Date is shown on Schedule 9.1.26.

9.1.27 First Purchaser Liens. None of the Petroleum Product owned or purchased by the Obligors is subject to a First Purchaser Lien except as the Obligors may have previously notified the Agent in accordance with Section 10.1.5(h).

SECTION 10 COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Commitments or Obligations are outstanding, Holdings and each Borrower covenants and agrees with the Lenders that, unless the Required Lenders shall otherwise consent in writing:

10.1.1 Existence; Businesses and Properties.

(a) Holdings and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 10.2.5.

(b) Holdings and each Subsidiary will do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names used in the conduct of its business, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; will use its commercially reasonable efforts to maintain and operate its business in substantially the manner in which it is conducted and operated on the Closing Date and will use the standard of care typical for the industry in the maintenance and operation of its facilities; will comply in all respects with all applicable laws, rules and regulations (including all Environmental Laws) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and will use its commercially reasonable efforts to maintain and preserve all property used in the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Holdings and each Subsidiary will comply in all material respects with the terms and provisions of all material leases and licenses relating to the Krotz Springs Refinery and all material agreements relating to the Krotz Springs Refinery.

10.1.2 Insurance.

(a) Holdings and the Subsidiaries, at their expense and with financially sound and reputable insurers with a Best’s Key Rating Guide rating of “A-” or better and a Best’s Insurance Guide and Key Ratings minimum size rating of “X” (or other insurers of recognized responsibility satisfactory to Agent), will maintain insurance adequately insuring their insurable properties at all times, and will maintain or cause to be maintained such other insurance, to such extent and against such risks, as is customary with companies in the same or similar businesses operating in the same or similar locations or as required by law (including as to any Lender), but in any event containing limits and coverage provisions set forth in Schedule 9.1.18 and otherwise complying with this Section.

(b) Holdings and the Subsidiaries will cause all such policies in respect of property damage, machinery breakdown and business interruption (i) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to Agent, which endorsement shall provide that all payments under such policies made or required to be made by the insurer shall be paid directly to Agent and the Note Collateral Agent for application in accordance with the Intercreditor Agreement, (ii) to provide that none of Holdings, any Subsidiary, Agent, any Lender or any other Secured Party shall be a coinsurer thereunder and (iii) to contain such other provisions as Agent may reasonably require from time to time to protect the interests of the Secured Parties.

(c) Holdings and the Subsidiaries will cause all such policies, other than policies in respect of workers’ compensation insurance, to name Agent, on behalf of the Secured Parties, as an additional insured, on forms reasonably satisfactory to Agent.

(d) Holdings and the Subsidiaries (i) will cause each such policy to provide that it shall not be canceled or not renewed (A) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (B) for any other reason upon not less than 45 days’ prior written notice thereof by the insurer to Agent; and (ii) will deliver to Agent, prior to the cancellation or nonrenewal of any such policy, certificates of insurance evidencing the renewal or replacement of such policy, together with evidence satisfactory to Agent of payment of the premium therefor.

(e) Holdings and the Subsidiary will further cause all such policies to contain the following terms and conditions:

(i) Each policy shall expressly provide that all provisions thereof, except the liability limits (which shall be applicable to all insured parties as a group) and liability for premiums (which shall be liabilities solely of Holdings or one or more of its Affiliates) shall operate in the same manner as if there were a separate policy covering each such insured party. All policies in respect of property damage, machinery breakdown and business interruption shall include a customary non-vitiation clause reasonably acceptable to Agent, which shall protect the interest of Agent, the Lenders and the other Secured Parties regardless of any breach or violation by Holdings, any Subsidiary or any other Affiliate of Holdings of warranties, declarations or conditions contained in such policies, any action or inaction of Holdings, any Subsidiary, any other Affiliate of Holdings or any other Person, or any foreclosure relating to the Krotz Springs Refinery or any change in ownership of all or any portion of the Krotz Springs Refinery.

(ii) Each policy (other than any workers’ compensation insurance) shall waive (A) any subrogation right of the insurer as against Agent, the Lenders and any other Secured Party and (B) any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of Agent, the Lenders, any other Secured Party, Holdings or any Subsidiary.

(iii) Each policy shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Agent, the Lenders or any other Secured Party.

(f) In the event that any such policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, Holdings and the Subsidiaries will obtain for each such policy the broadest basic and supplemental extended reporting period or “tail” coverage available thereunder (which coverage shall be for a minimum of five years) and will provide to Agent evidence satisfactory to them that such basic and supplemental extended reporting period or “tail” coverage has been obtained.

(g) Upon request by Agent or Holdings, the Borrowers will promptly furnish to Agent copies of all insurance policies, binders and cover note or other evidence of insurance required under this Section. Holdings and the Subsidiaries will provide to Agent such further evidence as to the satisfaction of the requirements set forth in this Section, and will execute such further documents and instruments and take such further actions to cause the requirements of this Section to be and remain satisfied at all times, as Agent may reasonably request, all at the expense of the Obligors.

(h) In the event that Holdings and the Subsidiaries at any time or times shall fail to obtain or maintain any of the policies of insurance required to be maintained by them under this Section, or to pay any premium in whole or in part relating thereto, Agent may, without limiting any obligations of Holdings and the Subsidiaries hereunder or waiving any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as Agent deems advisable. All sums disbursed by Agent in connection with the exercise of its authority under this paragraph, including reasonable fees, charges and other disbursements of counsel, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by Holdings and the Borrowers and shall constitute Obligations.

(i) Holdings and the Subsidiaries shall not be required to maintain any insurance policy otherwise required to be maintained by them under this Section, or cause any such policy to contain the terms (including minimum limits) specified in this Section, if and for so long as in the judgment of Agent such insurance policy, or such specified terms, are not reasonably available or the cost thereof is excessive in view of the benefits to be obtained by the Lenders therefrom. Agent may grant extensions of time for the obtainment of the insurance otherwise required to be maintained by Holdings and the Subsidiaries under this Section if and for so long as in the judgment of Agent such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished under this Section. In connection with any determination under this paragraph, Agent may consult with an independent insurance consultant selected by it, all at the expense of the Obligors, and each Lender agrees that Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such consultant.

(j) No provision of this Section or any other provision of this Agreement or any other Loan Document shall impose on Agent or Lenders any duty or obligation to ascertain or inquire into, or to verify the existence or adequacy of, the insurance coverage maintained by or on behalf of Holdings or any Subsidiary, nor shall Agent or Lenders be responsible for any statement, representation or warranty made by or on behalf of Holdings, any Subsidiary or any other Affiliate of Holdings to any insurance company or underwriter.

(k) Each of Holdings and each Borrower hereby irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as Holdings’ or the Borrowers’, as the case may be, true and lawful agent (and attorney-in-fact) for the purpose, after the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of Holdings or any Borrower, as the case may be, on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect thereto.

10.1.3 Obligations and Taxes. Holdings and each Subsidiary will pay its Indebtedness and other obligations promptly and in accordance with their terms and will pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof (other than any Permitted Lien); provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings or any such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

10.1.4 Financial and Other Information.

(a) Holdings and the Borrowers will furnish to Agent, in form satisfactory to the Agent, for distribution, where applicable, to the Lenders:

(i) within 90 days after the end of each Fiscal Year of the Company, its consolidated and consolidating balance sheet and related consolidated and consolidating statements of income, stockholders’ equity and cash flows, showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for such Fiscal Year, together with comparative figures for the immediately preceding Fiscal Year, audited, with respect to consolidated financial statements, by KPMG LLP or another independent registered public accounting firm of recognized national standing and accompanied by an opinion of such accounting firm (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) within 30 days after the end of each month, the Company’s consolidated and consolidating balance sheet and related consolidated and consolidating statements of income and cash flows, showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such month and the results of their operations and cash flows for such month and the then elapsed portion of the Fiscal Year with comparative figures for the same periods in the immediately preceding Fiscal Year, all certified by a Financial Officer of the Company as fairly presenting the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes;

(iii) concurrently with each delivery of financial statements under clause (i) or (ii) above, a completed certificate signed by a Financial Officer of each of Holdings and the Company, (A) certifying that no Default or Event of Default has occurred or, if a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (i) or (ii) above to the extent such change is applicable to the financial statements delivered under clause (i) or (ii) above, and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate, (C) certifying that all notices required to be provided under Sections 10.1.5 and 10.1.10 have been provided and (D) in the case of any delivery of financial statements under clause (i) above or under clause (ii) above with respect to the last month of a Fiscal Quarter of the Company in which an Excess Cash Flow Offer was made, setting forth reasonably detailed calculations of Excess Cash Flow for the applicable period;

(iv) concurrently with the delivery of the financial statements under clauses (i) and (ii) above, a Compliance Certificate.

(v) within 90 days after the end of each Fiscal Year of the Company, a certificate of a Senior Officer of each of Holdings and the Company and, except where it is not reasonably practical to obtain such a report, a report of an independent insurance broker, signed by an officer of such broker, each setting forth the insurance then maintained by or on behalf of Holdings and the Subsidiaries (identifying underwriters, carriers, the type of insurance and the insurance limits) and stating that in their opinion such insurance complies with the terms of Section 10.1.2, together with evidence of payment of the premiums then due thereon;

(vi) within 90 days after the end of each Fiscal Year of the Company, a certificate of a Senior Officer of each of Holdings and the Company setting forth (A) all Equity Interests, debt securities and promissory notes or any other instrument evidencing any such debt securities owned by any Obligor and (B) all commercial tort claims in respect of which a complaint or a counterclaim has been filed by any Obligor and that, in each case, (1) if so owned or filed by a Obligor as of the Closing Date would have been required to be disclosed pursuant to the terms of the Security Documents and (2) have not been set forth on a certificate previously delivered pursuant to this clause;

(vii) no sooner than sixty (60) days and not later than thirty (30) days prior to the beginning of each Fiscal Year, an annual budget (to include forecasted consolidated and consolidating balance sheets, income statements and cash flow statements) for Holdings and its Subsidiaries as at the end of and for each quarter of such Fiscal Year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any significant revisions to such budget;

(viii) promptly after the receipt thereof by Company or any Subsidiary, a copy of any “management letter” received in final form by any such Person from its independent registered public accounting firm and the management’s response thereto;

(ix) promptly after the receipt thereof by Holdings or any Subsidiary, copies of all environmental audits and reports, whether prepared by personnel of Holdings or any Subsidiary or by independent consultants, that relate to any material Environmental Liability at or concerning the Krotz Springs Refinery or to any material Environmental Liabilities of Holdings or any Subsidiary;

(x) promptly after any request therefor by the Agent or any Lender, copies of (A) any documents described in Section 101(k)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if Holdings or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(xi) promptly after a request therefor, all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(xii) promptly after a request therefor, a certified listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(xiii) promptly after a request therefor, copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any material portion of ABL Priority Collateral may be kept or that otherwise may possess or handle any material amount of ABL Priority Collateral or documents or records relating to ABL Priority Collateral;

(xiv) if requested by the Agent, a list, certified by an officer of the applicable Obligor, of Holdings’ and each Borrower’s suppliers of Petroleum Product and such information about such suppliers and source of such Inventory as the Agent may reasonably request;

(xv) notice of any material change in its accounts payable practices from those in effect on the Closing Date;

(xvi) promptly after a request therefor, such other information regarding the business, assets, liabilities, operations or condition (financial or otherwise) of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent or any Lender may reasonably request; and

(xvii) promptly after the sending or filing thereof, copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange, and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower, in each case to the extent any of the foregoing are not otherwise readily available to the public.

(b) Information required to be furnished pursuant to this Section shall be deemed to have been delivered if such information is posted by or on behalf of Borrower Agent on IntraLinks/IntraAgency or another similar website (whether a commercial or third party website or a website sponsored by the Agent) to which each Lender and the Agent have access; provided, that (i) at the request of the Agent, Holdings or the Borrowers shall deliver to the Agent paper copies of any such information and (ii) Holdings or the Borrowers shall notify (which notification may be made by facsimile or electronic mail) the Agent of the posting of any such information and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain copies of any information referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining copies of any such information.

(c) Obligors hereby authorize Agent:

(i) At reasonable times and upon reasonable advance notice and the provision of an opportunity for a representative of Holdings and the Borrower Agent to participate or accompany the Agent, to communicate directly with its and Holdings’ certified public accountants and, by this provision, authorize those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to the Obligors and their respective Subsidiaries, and to discuss directly with the Agent the finances and affairs of the Obligors and their respective Subsidiaries; and

(ii) to communicate directly with Parent and, if Parent’s public accountants are different from Holdings’ public accountants, with Parent’s certified public accountants, subject to satisfaction of the following conditions: (A) the Agent shall provide written notice of its desire to communicate with Parent’s certified public accountants; (B) Parent shall arrange for a mutually acceptable time and, if necessary, place for any such communications, such date to be not greater than seven Business Days following any such written notice to Parent under clause (A) above, or, if such certified public accountants are not available until some time following seven Business Days, on the first date on which such accountants are available; and (C) a representative of Parent shall be permitted to participate or accompany the Agent in connection with any such communications; provided that if Parent fails to arrange any such meeting, the Agent may contact Parent’s accountant’s directly. The Obligors hereby direct Parent to provide the Agent with access in accordance with the foregoing to Parent’s certified public accountants and authorize those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to Parent to the extent affecting Holdings, the Obligors and their respective Subsidiaries, and to discuss directly with the Agent the finances and affairs of Parent to the extent affecting Holdings, the Obligors and their respective Subsidiaries.

10.1.5 Litigation and Other Notices. Holdings and the Borrowers will furnish to Agent prompt written notice of the following:

(a) (i) the occurrence of any Default or Event of Default (including as a result of the occurrence of any “default” or “event of default” (however denominated) under the Permitted Note Facility or any other definitive documentation for the Notes (it being understood that, for purposes of this clause (i), any Event of Default that refers to an opinion of the Required Lenders shall be deemed to instead refer to an opinion of Holdings and the Company, acting reasonably) or (ii) Holdings or any Subsidiary receiving from (A) any noteholder, trustee or agent under the Permitted Note Facility, or any other definitive documentation for the Notes, any notice alleging that a “default” or “event of default” has occurred thereunder, (B) any Crack Spread Hedging Counterparty, any notice alleging that a “default”, “event of default” or “termination event” has occurred under the Crack Spread Hedging Agreement or the Crack Spread Hedging Documents or (C) Valero Marketing, or any Affiliate thereof, any notice alleging a default in the performance, observance or fulfillment of any material obligation of the Company under the Offtake Agreement;

(b) (i) the filing or commencement of, or Holdings or any Subsidiary obtaining any knowledge, including of any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, including any Intellectual Property Claim, whether at law or in equity or by or before any Governmental Authority, against Holdings or any Subsidiary or other Affiliate thereof, (ii) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, or (iii) any default under or termination of a Material Contract, in each case, that could reasonably be expected to result in a Material Adverse Effect;

(c) the Company or the Seller, or any of their respective Affiliates, having made any claim for indemnification under the Stock Purchase Agreement;

(d) (i) any Casualty with respect to any material portion of the Krotz Springs Refinery that would cost $10,000,000 or more to repair or replace, or (ii) any Condemnation with respect to any portion of the Krotz Springs Refinery;

(e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(f) Holdings or any Subsidiary or other Affiliate thereof becoming subject to, or receiving notice of any claim with respect to, any Environmental Liability that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(g) (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (ii) any acquisition or creation of a new office or place of business, at least 30 days prior to such opening or such shorter period as the Agent may agree;

(h) any purchase of Petroleum Product from a Person who may be the beneficiary of a First Purchaser Lien or may belong to the class of Persons intended to be protected by a statute or other law providing for a First Purchaser Lien, at least five (5) Business Days before the initial purchase from such Person; and

(i) any other event, condition or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Senior Officer of each of Holdings and the Company (i) in the case of any notice under clause (d) of this Section, setting forth a description of (A) the Casualty with respect to which it is given and their good faith estimate of the cost to repair or replace the assets affected by such Casualty or (B) the Condemnation with respect to which it is given and the book value, and their good faith estimate of the fair market value, of the property subject to such Condemnation and (ii) in the case of any other notice, setting forth the details of the event, condition or development requiring such notice and any action taken or proposed to be taken with respect thereto.

10.1.6 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a) Holdings and each Subsidiary will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.

(b) Holdings and each Subsidiary will permit any representatives designated by the Agent or any Lender to visit and inspect the financial records and the properties of such Person during regular business hours upon reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided, that Holdings and each Subsidiary will reimburse the Agent for all reasonable charges, costs and expenses of the Agent in connection with up to four (4) examinations per Loan Year of any Obligor’s books and records or any other financial or Collateral matters as the Agent deems appropriate, including, without limitation, expenses of the Agent’s outside appraisal group for any and all appraisals conducted by or on behalf of the Agent. Holdings and each Subsidiary will cooperate fully (including by promptly providing such information and documents as may be reasonably requested by the Agent or its designees) in the conduct and completion of each field examination by the Agent or its designees.

(c) If an Event of Default has occurred and is continuing (i) Agent shall not be required to provide advance notice of any such examination to the Borrowers or any other Obligor or conduct any such examination during normal business hours, (ii) any such examination commenced at any time during which an Event of Default has occurred and is continuing shall not be counted as one of the examinations described in Section 10.1.6(b) above (even if the Event of Default ceases to be continuing during the course of such examination), and (iii) any costs incurred by the Agent in connection with such examinations shall be paid in full by the Obligors (which cost reimbursement shall apply even if the Event of Default ceases to be continuing during the course of an examination). Subject to and without limiting the foregoing, Obligors specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s outside appraisal group.

(d) Neither Agent nor any Lender shall have any duty to Holdings or any Borrower to make any inspection or examination, nor to share any results of any inspection, examination, appraisal or report with Holdings or any Borrower. Holdings and Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Holdings and Borrowers shall not be entitled to rely upon them.

(e) Holdings and the Borrowers will use commercially reasonable efforts to cause the credit facility provided for herein to be continuously rated by S&P and Moody’s.

10.1.7 Use of Proceeds. The Borrowers will use the proceeds of the Loans only for the purposes specified in Section 2.1.3.

10.1.8 Senior Indebtedness Designation. In the event that Holdings or any Subsidiary shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of Holdings or such Subsidiary, Holdings or such Subsidiary, as applicable, will take all actions necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders or an agent on their behalf to exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and, to the extent applicable, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders or an agent on their behalf may exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness.

10.1.9 Crack Spread Hedging Agreement. Prior to entering into any Crack Spread Hedging Agreement, the Agent shall have reviewed and be reasonably satisfied with the form of such Crack Spread Hedging Agreement. In no event shall any Crack Spread Hedging Liens attach to (a) any of the ABL Priority Collateral or (b) any cash or Permitted Investments of any Obligor other than proceeds from the issuance of the Notes following repayment of the Term Loan Facility and cash collateral contributed for such purpose by Parent and its Affiliates (other than Holdings and its Subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or its Subsidiaries by Parent and its Affiliates (other than Holdings and its Subsidiaries)); provided, that it is acknowledged and agreed that any such cash or Permitted Investments that become subject to Crack Spread Hedging Liens upon deposit in a Crack Spread Hedging Cash Collateral Account will be ABL Priority Collateral prior to such deposit.

10.1.10 Additional Subsidiaries. If any Subsidiary (other than any Inactive Subsidiary) is formed or acquired after the Closing Date or if any Subsidiary that was previously an Inactive Subsidiary ceases to qualify as an Inactive Subsidiary, Holdings and the Company will, as promptly as practicable and in any event within 30 days (or such longer period as Agent may agree to in writing) after such event, notify Agent thereof and cause such Subsidiary to either (a) be joined as a party to this Agreement and the other applicable Loan Documents as a Borrower by delivery of a joinder agreement or (b) become a Guarantor hereunder by execution and delivery of a Guarantee and Collateral Agreement and, in either case, execute and delivery such Loan Documents and other documents as Agent may reasonably request, and take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Subsidiary and any Equity Interests issued by such Subsidiary consistent with the terms of this Agreement, including delivery of such Mortgages, Deposit Account Control Agreements and legal opinions as it shall deem appropriate, all in form and substance acceptable to Agent.

10.1.11 Compliance with Law; Maintenance of Licenses. Each Obligor shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Applicable Laws (including the Federal Fair Labor Standards Act, all Environmental Laws, and, to the extent applicable to such Obligor or its Subsidiaries, the Sarbanes-Oxley Act). Each Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all material licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date. To the extent applicable to the Obligors, the Obligors shall cause their principal executive officers and principal financial officers (or other individuals performing similar functions) to comply in all material respects with all provisions of the Sarbanes-Oxley Act.

10.1.12 Environmental Laws.

(a) Each Obligor shall, and shall cause each of its Subsidiaries to, conduct its business in material compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Hazardous Material. Each Obligor shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any material non-compliance with Environmental Laws and shall regularly report to the Agent on such response.

(b) Without limiting the generality of the foregoing, the Obligors shall submit to the Agent and the Lenders (i) annually on each anniversary of the Closing Date, an update of the status of each such environmental material non-compliance or liability issue, and (ii) within 5 Business Days after receipt thereof, a copy of any environmental audits or reports delivered or deliverable to the Note Collateral Agent that relate to the Collateral. The Agent may request copies of technical reports prepared by the Obligors and their communications with any Governmental Authority to determine whether the Obligors or any of their Subsidiaries are proceeding reasonably to correct, cure, or contest in good faith any alleged non-compliance or environmental liability. If requested by the Agent following an alleged material non-compliance with Environmental Laws, or upon the Agent having a reasonable belief that any such material non-compliance with Environmental Laws may exist, the Obligors shall, at the Agent’s request and at the Obligors’ expense: (1) retain an independent environmental engineer acceptable to the Agent to evaluate the site, including tests if appropriate, where the material non-compliance or alleged material non-compliance with Environmental Laws has occurred and prepare and deliver to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (2) provide to the Agent a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall increase in any material respect.

(c) At any time during the continuance of an Event of Default, and at any other time during which the Obligors have not complied with the requirements of clause (b) above, the Agent and its representatives will have the right at any reasonable time to enter and visit the Real Estate and any other place where any property of the Obligors is located for the purposes of observing the Real Estate, taking and removing soil or groundwater samples, and conducting tests on any part of the Real Estate, all at the Obligors’ expense. The Agent is under no duty, however, to visit or observe the Real Estate or to conduct tests, and any such acts by the Agent will be solely for the purposes of protecting the Agent’s Liens and preserving the Agent and the Lenders’ rights under the Loan Documents. No site visit, observation, or testing by the Agent and the Lenders will result in a waiver of any default of the Obligors or impose any liability on the Agent or the Lenders. In no event will any site visit, observation, or testing by the Agent be a representation that hazardous substances are or are not present in, on, or under the Real Estate, or that there has been or will be compliance with any Environmental Law. Neither any Obligor nor any of its Subsidiaries nor any other party is entitled to rely on any site visit, observation, or testing by the Agent. The Agent and the Lenders owe no duty of care to protect the Obligors or any other party against, or to inform the Obligors or any other party of, any Hazardous Materials or any other adverse condition affecting the Real Estate. The Agent may in its discretion disclose to the Obligors or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent. The Obligors understand and agree that the Agent makes no warranty or representation to the Obligors or any other party regarding the truth, accuracy, or completeness of any such report or findings that may be disclosed. The Obligors also understand that depending on the results of any site visit, observation, or testing by the Agent and disclosed to the Obligors, the Obligors may have a legal obligation to notify one or more environmental agencies of the results. The Obligors also understand that such reporting requirements are site-specific and are to be evaluated by the Obligors without advice or assistance from the Agent. In each instance, the Agent will give the Obligors reasonable notice before entering the Real Estate or any other place the Agent is permitted to enter under this Section. The Agent will make reasonable efforts to avoid interfering with the Obligors’ use of the Real Estate or any other property in exercising any rights provided hereunder and will repair any damage to the Real Estate or any other property of the Obligors caused by the Agent in exercising any rights, ordinary wear and tear excepted.

10.1.13 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.14 Supporting Letters of Credit. The Borrowers shall deliver or cause to be delivered to the Agent and shall maintain Supporting Letters of Credit in an aggregate stated amount of at least $76,000,000 on terms acceptable to Agent; provided, that such Supporting Letters of Credit may be reduced or terminated after the Closing Date at any time all of the following conditions are satisfied: (a) no Default or Event of Default has occurred and is continuing, (b) Agent has received satisfactory results of its initial post-closing field examination of Holdings and the Company, (c) the Revolver Commitment of Bank of America has been successfully syndicated (with Bank of America achieving its targeted hold level described in the Fee Letter), and (d) average daily Availability for the most recently ended month is greater than $40,000,000 after giving pro forma effect to such reduction or termination. Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing or would result therefrom, the Supporting Letters of Credit may be reduced or terminated in a maximum amount not to exceed the lesser of (i) the aggregate amount of all Additional Equity Contributions not otherwise utilized for a reduction to the Specified Supplier Letter of Credit and (ii) $10,000,000.

10.1.15 Additional Credit Support. Unless otherwise consented to by the Agent, the Borrowers shall cause the Specified Supplier Letter of Credit (or a replacement therefor acceptable to the Agent) to be maintained at all times, unless such letter of credit has been fully drawn by the beneficiary thereof. Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing or would result therefrom, the Specified Supplier Letter of Credit may be reduced or terminated in a maximum amount not to exceed the aggregate amount of all Additional Equity Contributions not otherwise utilized for a reduction to the Supporting Letters of Credit.

10.1.16 Amendments to Supporting Letters of Credit. To the extent necessary to cause any outstanding Supporting Letter of Credit that refers solely to the Existing Loan and Security Agreement to also refer to the Existing Loan and Security Agreement as amended by this Agreement, the Company shall deliver to the Agent within 15 days of the Closing Date, such amendments to or replacements of any such Supporting Letter of Credit, in either case in form and substance reasonably satisfactory to the Agent, such that such Supporting Letters of Credit or the replacements therefor correctly refer to this Agreement.

10.1.17 Permitted Excess Cash Flow Payments. Promptly following each date on which the Company becomes obligated to make an Excess Cash Flow Offer not otherwise prohibited pursuant to Section 10.2.8(b)(iii), and in any event no later than the date such Excess Cash Flow Offer is made by the Company, the Company shall transfer to the ECF Payment Account an amount equal to the amount required to be offered to the holders of the Notes pursuant to such Excess Cash Flow Offer, such amount to be used solely for the purpose of making a Permitted Excess Cash Flow Payment. Within 30 days following the date of each Permitted Excess Cash Flow Payment, the Company shall transfer to a Dominion Account the difference (if any) between (a) the amount transferred to the ECF Payment Account in respect of the Excess Cash Flow Offer applicable to such Permitted Excess Cash Flow Payment and (b) the amount of such Permitted Excess Cash Flow Payment.

10.1.18 Note Proceeds Account. The Company shall only use the Note Proceeds Account for the deposit of net proceeds received by the Company from the issuance of the Notes. Any such net proceeds may only be used by the Company for deposit as Crack Spread Hedging Cash Collateral, for transfer to a Dominion Account or to repay Loans and for no other purposes; provided, that if there are no Obligations outstanding, the Company may use such net proceeds for general working capital and other lawful corporate purposes.

10.2 Negative Covenants. As long as any Commitments or Obligations are outstanding, each of Holdings and each Borrower covenants and agrees with the Lenders that, unless the Required Lenders shall otherwise consent in writing:

10.2.1 Indebtedness. Neither Holdings nor any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness created under the Indenture, or Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any time outstanding not to exceed the difference of (i) $320,000,000 less (ii) 25% of all prepayments made of the principal amount thereof (other than prepayments from proceeds of Refinancing Indebtedness) (the “Permitted Note Facility”);

(c) Indebtedness set forth on Schedule 10.2.1, but not any extensions, renewals or replacements of any such Indebtedness;

(d) Indebtedness of any Borrower to any other Borrower; provided, that such Indebtedness shall not have been transferred to any other Person (other than another Borrower);

(e) Guarantees incurred in compliance with Section 10.2.4(f);

(f) Indebtedness of Holdings or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding;

(g) Indebtedness of any Person that becomes a Subsidiary of Holdings (or of any Person not previously a Subsidiary of Holdings that is merged or consolidated with or into a Subsidiary of Holdings in a Permitted Acquisition) after the date hereof, or Indebtedness of any Person that is assumed by any such Subsidiary in connection with an Acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $15,000,000 at any time outstanding and (iii) neither Holdings nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(h) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i) Indebtedness under performance, surety, statutory, insurance, appeal or similar bonds or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business;

(j) any Holdings Subordinated Loans;

(k) any Crack Spread Hedging Support LC; and

(l) so long as no Low Availability Period shall exist at the time of incurrence thereof or arise as a result thereof immediately after such incurrence, any other unsecured Indebtedness of the Company and the other Subsidiaries.

10.2.2 Liens. Neither Holdings nor any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any asset of Holdings or any Subsidiary existing on the Closing Date and set forth on Schedule 10.2.2; provided, that (A) such Lien shall not apply to any other asset of Holdings or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Closing Date;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any other Subsidiary; provided, that (A) such Liens secure Indebtedness permitted by Section 10.2.1(f), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other asset of Holdings or any Subsidiary;

(e) any Lien existing on any asset prior to the Acquisition thereof by the Company or any of its Subsidiaries; provided that (A) such Lien is not created in contemplation of or in connection with such Acquisition, (B) such Lien shall not apply to any other asset of Holdings or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such Acquisition;

(f) Liens created under the Note Documents or any other definitive documentation for the Permitted Note Facility; provided, that (A) such Liens secure only Indebtedness permitted by Section 10.2.1(b) and other obligations thereunder not constituting Indebtedness or are otherwise permitted under clause (g) below, (B) such Liens do not apply to any asset of Holdings or any Subsidiary other than assets that constitute Collateral and that are subject to a Lien granted under a Security Document to secure the Obligations and (C) such Liens are subject to the terms of the Intercreditor Agreement;

(g) Liens on the Non-ABL Priority Collateral to secure obligations of the Company under the Crack Spread Hedging Agreement or the Crack Spread Hedging Support LC; provided, that the aggregate principal amount of the Crack Spread Hedging Cash Collateral subject to the Liens permitted by this clause (g) shall not exceed the limitations set forth in the definition of Crack Spread Hedging Cash Collateral; and

(h) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

Notwithstanding anything herein to the contrary, neither Holdings nor any Subsidiary will create, incur, assume or permit to exist any consensual Lien on any asset now owned or hereafter acquired by it to secure the obligations of the Company under the Earnout Agreement.

10.2.3 Sale/Leaseback Transactions. Neither Holdings nor any Subsidiary will enter into any Sale/Leaseback Transaction.

10.2.4 Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly Owned Subsidiary prior thereto) assets acquired other than in the Ordinary Course of Business that, following the acquisition thereof, would constitute a substantial portion of the assets of Holdings and the Subsidiaries, taken as a whole, or make or otherwise permit to exist any Investment in any other Person or any Acquisition, except:

(a) Permitted Acquisitions;

(b) Investments in Permitted Investments;

(c) Investments existing on the Closing Date and set forth on Schedule 10.2.4 (but not any additions thereto (including any capital contributions) made after the Closing Date);

(d) Investments by Holdings in the Equity Interests of the Borrower and Investments by the Borrower and the other Subsidiaries in the Equity Interests of their respective Subsidiaries; provided, that (i) such Subsidiaries are Subsidiaries prior to such Investments and (ii) any such Equity Interests held by any Obligor shall be pledged pursuant to this Agreement;

(e) loans or advances made by the Company or any other Subsidiary to any Subsidiary; provided, that the Indebtedness resulting therefrom is permitted by Section 10.2.1(d);

(f) Permitted Guarantees and Guarantees by Holdings or any Subsidiary of Indebtedness or other obligations of Holdings or any other Obligor; provided, that (i) a Subsidiary that is not also a Borrower hereunder shall not Guarantee any Indebtedness or other obligations under or pursuant to the Indenture, (ii) Holdings shall not Guarantee any Indebtedness or other obligations of any Subsidiary except for any such Guarantees under the Loan Documents or under the definitive documentation for the Permitted Note Facility and (iii) no Subsidiary shall Guarantee any Indebtedness or other obligation of Holdings except for any such Guarantees under the Loan Documents or under the definitive documentation for the Permitted Note Facility;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;

(h) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 10.2.6;

(i) Investments in the form of Hedging Agreements permitted by Section 10.2.7;

(j) payroll, travel and similar advances to directors and employees of Holdings or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business;

(k) loans or advances to directors and employees of Holdings or any Subsidiary made in the Ordinary Course of Business; provided, that the aggregate amount of such loans and advances outstanding at any time shall not exceed $100,000;

(l) purchases of crude oil and other inventory, supplies and materials in the Ordinary Course of Business; and

(m) other Investments (other than Permitted Acquisitions); provided, that, at the time each such Investment is purchased or made, no Low Availability Period shall exist before or immediately after giving pro forma effect thereto.

10.2.5 Mergers, Consolidations and Other Fundamental Changes. Neither Holdings nor any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except if, at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into a Borrower in a transaction in which a Borrower is the surviving corporation, (ii) any Subsidiary (other than an Obligor) may merge into or consolidate with any other Subsidiary (other than an Obligor) in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary that is an Inactive Subsidiary may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not adverse to the interests of the Lenders.

10.2.6 Asset Sales. Neither Holdings nor any Subsidiary will sell, transfer, lease or otherwise dispose of (it being understood that a Casualty to, or a Condemnation of, any asset shall not be deemed to be a disposition thereof) any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to Holdings or any other Subsidiary in compliance with Sections 10.2.4 and 10.2.10) (each of the foregoing, an “Asset Disposition”), except:

(a) sales, transfers and other dispositions of inventory, obsolete, worn-out or surplus equipment, cash and Permitted Investments in the Ordinary Course of Business;

(b) sales, transfers and other dispositions to the Company or any other Borrower;

(c) issuances and sales by the Company of its common stock to management or employees of the Company or any of its Subsidiaries (the common stock so issued and sold in compliance with this clause (c) being referred to as the “Permitted Compensation Incentive Equity Interests”); provided that the Permitted Compensation Incentive Equity Interests (i) shall have no voting rights and (ii) shall not, at any time, represent more than 5.0% of aggregate equity value represented by the issued and outstanding common stock of the Company;

(d) sales, transfers and other dispositions of assets (other than Equity Interests in any Subsidiary) that are not permitted by any other clause of this Section; provided, that (i) no Default or Event of Default exists at the time of or would be created by such Asset Disposition, (ii) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause shall not exceed $5,000,000 in the aggregate and (iii) all sales, transfers and other dispositions made in reliance on this clause shall be made for fair value and at least 75% cash consideration; and

(e) the disposition of cash and Permitted Investments into a Crack Spread Hedging Cash Collateral Account to the extent such cash and Permitted Investments constitute Crack Spread Hedging Cash Collateral upon such deposit.

10.2.7 Hedging Agreements.

(a) Neither Holdings nor any Subsidiary will enter into any Hedging Agreement except (i) Crack Spread Hedging Agreements, (ii) Hedging Agreements entered into to hedge or mitigate risks to which Holdings or any Subsidiary has actual exposure (other than in respect of Indebtedness of Holdings or any Subsidiary) and not for speculative purposes and (iii) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Subsidiary and not for speculative purposes.

(b) During the term (including any extensions thereof) of the Crack Spread Hedging Agreement, neither Holdings nor any Subsidiary will enter into any Hedging Agreement or other arrangement with any person the economic effect of which, in respect of the Company, is opposite to the economic effect of the Crack Spread Hedging Agreement.

10.2.8 Restricted Payments; Certain Payments of Indebtedness; Payments under the Earnout Agreement.

(a) Neither Holdings nor any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that

(i) any Subsidiary (other than the Company) may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders of such Equity Interests;

(ii) the Company may make Restricted Payments (including through redemption or repurchase of such Equity Interests) on account of Permitted Compensation Incentive Equity Interests, in an amount not exceeding $2,000,000 in the aggregate for any Fiscal Year, as such amount may be increased pursuant to the immediately following proviso (the “Annual Compensation Incentive Amount”), pursuant to and in accordance with any employee stock option or stock purchase plan or employee benefit plan for management or employees of the Company or any of its Subsidiaries adopted by the board of directors of the Company or such Subsidiary; provided that, to the extent the Annual Compensation Incentive Amount for any Fiscal Year exceeds the aggregate amount of Restricted Payments made under this clause (ii) during such Fiscal Year, the Annual Compensation Incentive Amount for the immediately succeeding Fiscal Year shall be increased by the amount of such excess; provided, further, however, that the amount of Restricted Payments made under this clause (ii) shall not exceed $7,000,000 in the aggregate;

(iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (A) the Company may make payments in cash to Holdings on account of Parent’s corporate expense allocation to Holdings and its Subsidiaries, the amount of such payments not to exceed $8,000,000 in the aggregate for each calendar year (with the Company hereby agreeing to provide to the Agent, upon request, reasonable detail as to such corporate expense allocation), and (B) Holdings may make payments to Parent and its Affiliates in cash in an aggregate amount not exceeding the aggregate amount of the payments received by Holdings from the Company pursuant to the foregoing clause (A);

(iv) so long as (1) no Blockage Period shall exist before and immediately after giving pro forma effect thereto and (2) prior to the Revolver Commitment of Bank of America being successfully syndicated (with Bank of America achieving its targeted hold level described in the Fee Letter), (I) the Availability Block has been fully implemented and (II) at no time during the preceding 60 days has Availability been less than 25% of the Revolver Commitments, (A) the Company may make Restricted Payments in cash to Holdings and (B) Holdings may declare, make or pay Restricted Payments in cash in an aggregate amount not exceeding the aggregate amount of dividends received by Holdings from the Company pursuant to the foregoing clause (A); and

(v) Holdings may make payments permitted pursuant to Section 10.2.8(b)(iv).

(b) Neither Holdings nor any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payments of or in respect of Indebtedness created under the Loan Documents;

(ii) regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (other than Holdings Subordinated Loans or the Permitted Note Facility);

(iii) (A) regularly scheduled interest payments in respect of the Permitted Note Facility, (B) mandatory prepayments or repurchases under the Permitted Note Facility made with proceeds of Asset Sales (as defined in the Indenture as in effect on the date hereof) and (C) other mandatory prepayments or repurchases under the Permitted Note Facility; provided that (I) at the time of any such payment or repurchase pursuant to the foregoing clause (C) (other than a payment or repurchase referred to in clause (II) following) or (II) in the case of any mandatory prepayment or repurchase made in respect of Excess Cash Flow, at the time the Company is obligated to make an Excess Cash Flow Offer pursuant to the terms of the Permitted Note Facility that will result in a payment or repurchase pursuant to the foregoing clause (C), (1) no Default under (x) Section 10.1.4(a)(i) or (ii) or (y) Section 11.1(j) in respect of any involuntary bankruptcy proceeding concerning the Company (collectively, the “Specified Defaults”) shall have occurred and be continuing at such time, (2) no Event of Default shall have occurred and be continuing at such time, (3) immediately before and immediately after giving pro forma effect thereto (with respect to a payment or repurchase in respect of Excess Cash Flow, assuming that such payment or repurchase, as the case may be, were made on the date that the Company’s obligation to make the Excess Cash Flow Offer first arose), Availability for the most recently ended month shall be greater than or equal to 10% of the total Revolver Commitments, and (4) the Agent shall have received a certificate of a Financial Officer of the Borrower Agent stating that the conditions set forth in clauses (1), (2) and (3) hereof have been satisfied (together with pro forma calculations for item (3)); provided further, that for the purposes of this Section 10.2.8(b)(iii) only and notwithstanding Section 1.4, to the extent that a payment or repurchase is prohibited pursuant to this clause (C) because of the existence of a Specified Default or an Event of Default, such Specified Default or Event of Default shall cease to be continuing upon cure of such Specified Default or Event of Default and the passage of five (5) Business Days thereafter (the “Remedy Period”), it being understood that any cure of such Specified Default or Event of Default shall have no effect on any remedy exercised by the Agent during such Remedy Period;

(iv) so long as no Blockage Period shall exist immediately after giving pro forma effect thereto, interest and principal payments in respect of Holdings Subordinated Loans, to the extent not prohibited by the Holdings Subordination Agreement;

(v) refinancings of Indebtedness to the extent permitted by Section 10.2.1; and

(vi) payments of secured Indebtedness (other than Indebtedness incurred under the Permitted Note Facility) that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder.

(c) Notwithstanding anything herein to the contrary, neither Holdings nor any Subsidiary will make any payments to the Seller or any of its Affiliates in respect of the obligations owed under the Earnout Agreement unless, at the time of and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

10.2.9 Transactions with Affiliates.

(a) Neither Holdings nor any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (including Parent), except (i) transactions in the Ordinary Course of Business that are at prices and on terms and conditions not less favorable to Holdings or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (ii) transactions between or among the Subsidiaries not involving any other Affiliate, (iii) any Restricted Payment permitted by Section 10.2.8, (iv) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Holdings or any Subsidiary entered in the Ordinary Course of Business, (v) Investments permitted under Section 10.2.4(d) and (vi) loans and advances permitted under Sections 10.2.4(j) and 10.2.4(k).

(b) Neither Holdings nor any Subsidiary will permit Parent or any of its Affiliates (other than Holdings and the Subsidiaries) to own or hold any material asset or Governmental Approval that is necessary for the ownership of the Krotz Springs Refinery and the operation thereof substantially in the manner as conducted on the Closing Date.

10.2.10 Business of Holdings and Subsidiaries.

(a) Notwithstanding anything herein to the contrary, Holdings (i) will not engage in any business or activity other than the ownership of the outstanding Equity Interests in the Company and activities incidental thereto and (ii) will not own or acquire any assets (other than Equity Interests in the Company, cash and Permitted Investments) or incur any liabilities (other than Indebtedness permitted to be incurred by it under Section 10.2.1, liabilities imposed by law, including liabilities in respect of Taxes, and other liabilities incidental to its existence and permitted business and activities).

(b) Neither the Company nor any other Subsidiary will engage at any time in any business or activity other than the ownership and operation of the Krotz Springs Refinery and activities directly related or incidental thereto.

10.2.11 Restrictive Agreements. Neither Holdings nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of Holdings or any Subsidiary to create, incur or permit to exist any Lien on any of its assets to secure any Obligations or (b) the ability of any Subsidiary (other than the Borrower) to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any other Domestic Subsidiary or the ability of Holdings or any Domestic Subsidiary to Guarantee the Obligations; provided, that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document and (B) restrictions and conditions imposed by the Note Documents, as such restrictions and conditions are in effect on the Closing Date, or by the Intercreditor Agreement, and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than the Permitted Note Facility) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof.

10.2.12 Amendment of Material Documents. Neither Holdings nor any Subsidiary will:

(a) (i) amend, restate, supplement or otherwise modify its certificate of incorporation, bylaws or other organizational documents, or (ii) amend, restate, supplement or otherwise modify, or waive any of its rights under, or terminate or release, the Stock Purchase Agreement or the Offtake Agreement, in each case to the extent any of the foregoing could reasonably be expected to be adverse in any material respect to Holdings and the Subsidiaries or to the interests of the Agent or the Lenders, or

(b) amend, restate, supplement or otherwise modify any Note Document or any other definitive documentation for the Permitted Note Facility, to the extent any of the foregoing could reasonably be expected to materially impair (i) the rights of or benefits available to the Lenders under any Loan Document in respect of any payment obligation of any Obligor thereunder or (ii) the ability of any Obligor to perform any of its material obligations under any Loan Document.

10.2.13 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal month to be less than 1.10 to 1.00 for the Trailing Twelve Month Period ended as of such day, regardless of whether or not any Low Availability Period is in effect.

10.2.14 Capital Expenditures. During the period from January 1, 2009 through December 31, 2009 and for each Fiscal Year thereafter, neither Holdings nor any Subsidiary will make any Capital Expenditures during any Low Availability Period if, after giving effect thereto, the aggregate amount of Capital Expenditures made during such Fiscal Year would exceed (a) $25,000,000 in the aggregate, or (b) if routine refinery turnaround is performed or scheduled to be performed during such Fiscal Year, $45,000,000 in the aggregate.

10.2.15 Fiscal Year. Neither Holdings nor any Subsidiary will change its Fiscal Year-end to a date other than December 31.

10.2.16 Preferred Equity Interests. Neither Holdings nor any Subsidiary will issue any Preferred Equity Interests; provided, that Holdings may issue Preferred Equity Interests that are not Disqualified Equity Interests.

10.2.17 No Foreign Subsidiaries. Neither Holdings nor any Subsidiary will acquire, establish or permit to exist any Subsidiary that is a Foreign Subsidiary.

10.2.18 Parent Credit Agreement. Notwithstanding anything to the contrary set forth herein, including in Sections 10.2.1 and 10.2.4, neither Holdings nor any Subsidiary will become a party to, or otherwise create, incur, assume or permit to exist any Indebtedness (whether as a principal obligor or a guarantor) of Holdings or any Subsidiary under the Existing Parent Term Credit Agreement or the Existing Parent Revolving Credit Agreement.

SECTION 11 EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay any Obligations (other than Bank Product Obligations) when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents is incorrect or misleading in any material respect when given or deemed given pursuant to the terms of this Agreement;

(c) An Obligor breaches or fails to perform (i) any covenant or agreement contained in Sections 7.2, 8.1, 8.2.4, 8.2.5, 8.6.2(a), 10.1.1(a), 10.1.2, 10.1.7, 10.1.10, 10.1.14, 10.1.15, 10.1.16 or 10.2 or (ii) any covenant or agreement contained in Sections 10.1.4, 10.1.5 or 10.1.12 and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents (other than those set forth in clauses (a), (b) or (c) above), and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guarantee of the Obligations; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach by or default of an Obligor occurs under any Material Indebtedness, if the maturity of or any payment with respect to such Indebtedness may be accelerated or demanded due as a result of such breach and continues beyond any applicable grace period;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer without a reservation of rights), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $10,000,000;

(i) (A) Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; (B) an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; (C) ceases operations of any material part of such Obligor’s business for a material period of time (including as a result of any condemnation); an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor ceases to be Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event that in the opinion of the Required Lenders could reasonably be expected to result in a Material Adverse Effect;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) the Intercreditor Agreement for any reason shall cease to be, or shall be asserted in writing by Holdings or any Subsidiary, not to be, binding on or enforceable against any party thereto (or on or against any Person on whose behalf the Note Collateral Agent or any Crack Spread Hedging Secured Party (following it becoming a party thereto) makes any covenant or agreement therein), other than in accordance with its terms;

(n) there shall have occurred any event or condition adversely affects the ability of the Obligors to access any ExxonMobil Pipeline for the purpose of obtaining delivery of crude oil to the Krotz Springs Refinery in each case that, in the opinion of the Required Lenders (taking into consideration the alternative arrangements available to the Borrowers and the Subsidiaries with respect to delivery of crude oil to and transportation of refined products from the Krotz Springs Refinery), could reasonably be expected to result in a Material Adverse Effect; or

(o) A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, including notice of intent to accelerate and notice of acceleration, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted until Full Payment of the Obligations an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. At any time during the continuance an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2 Waivers. The failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12	AGENT
12.1	Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Lender irrevocably appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible In-Transit Petroleum Inventory, or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if reasonably exercised, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in reasonable reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1 Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Lenders appoint each other Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held by such Lender, to the extent such Liens are perfected by possession. If any Lender obtains possession of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit, examination or appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain any part or contents of a Report through such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6 Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2 Separate Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10 Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (c) requests compensation pursuant to Section 3.7 or becomes entitled to and requests payment for Additional Taxes or other Taxes pursuant to Section 5.9 then, in addition to any other rights and remedies that any Person may have, Agent, so long as no Event of Default has occurred and is continuing, the Borrower Agent, may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11 Remittance of Payments and Collections.

12.11.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3 Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13 BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3 Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $15,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2 Effect; Closing Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Revolver Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

SECTION 14	MISCELLANEOUS
14.1	Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, decrease the Availability Block, or increase the total Commitments; (v) release ABL Priority Collateral with a book value greater than $5,000,000 during any calendar year or release any material portion of any other Collateral, except as currently contemplated by the Intercreditor Agreement or the other Loan Documents; or (vi) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.

14.1.2 Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreements, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity.

(a) EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

(b) Without limiting the rights of the Agent and the Lenders under any separate environmental indemnity agreement delivered by the Obligors, the Obligors agree to indemnify, defend and hold harmless the Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of Hazardous Materials relating to the Obligors’ operations, business, or property. This indemnity will apply whether the Hazardous Material is on, under, or about the Obligors’ property or operations or property leased to any Obligor. The indemnity includes but is not limited to reasonable attorney’s fees and costs. The indemnity extends to the Agent and the Lenders, their parents, affiliates, subsidiaries, and all of their directors, officers, employees, agents, successors, attorneys and assigns. This indemnity will survive repayment of all other Obligations.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to any of Sections 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and Interim Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters including notice by the Agent to the Borrower of any Double-Sided Application Period under Section 8.1, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.4 Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or email transmission shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a) (i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep the Information confidential); (b) to the extent requested by any governmental or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.14 Consent to Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

14.17 Intercreditor Agreement.

14.17.1 Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

14.17.2 The Lenders acknowledge that obligations of Borrowers and their Subsidiaries under the Permitted Note Facility and the Crack Spread Hedging Documents, and certain obligations related thereto, will be secured by Liens on assets of Borrowers and their Subsidiaries that constitute Collateral (but, with respect to the Crack Spread Hedging Documents, such Liens shall be limited to Non-ABL Priority Collateral). At the request of Holdings and the Company, the Agent shall enter into the Intercreditor Agreement establishing the relative rights of the Secured Parties and of the secured parties under the Permitted Note Facility and the Crack Spread Hedging Documents with respect to the Collateral. Each Lender hereby irrevocably (a) consents to the subordination of Liens provided for under the Intercreditor Agreement, (b) authorizes and directs the Agent to execute and deliver the Intercreditor Agreement and any acknowledgements, agreements or documents relating thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender, (c) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender shall have any right of action whatsoever against the Agent as a result of any action taken by the Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement as are contemplated thereby in connection with any extension, renewal, refinancing or replacement of the Notes or the Crack Spread Hedging Agreement, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender. The Agent shall have the benefit of the provisions of Section 12 with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

14.18 Certifications Regarding Indenture. Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Indenture, including Section 4.09 thereof. Borrowers further certify that the Obligations constitute “Permitted Debt” under the Indenture and that the Commitments of the Lenders are not prohibited under the Indenture.

14.19 Ratification of Loan Documents. Each Obligor hereby ratifies and affirms its obligations under the Loan Documents (as amended, restated or otherwise modified on the Closing Date), each of which (as amended, restated or otherwise modified on the Closing Date) shall continue in full force and effect.

SECTION 15	HOLDINGS GUARANTY
15.1	Guaranty; Limitation of Liability.

15.1.1 Holdings hereby absolutely, unconditionally and irrevocably guarantees (the undertaking by Holdings under this Section 15 being, as amended from time to time, the “Holdings Guaranty”) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Obligor now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or any other Secured Party in enforcing any rights under this Holdings Guaranty or any other Loan Document. Without limiting the generality of the foregoing, Holdings’ liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Obligor to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of any Insolvency Proceeding involving such other Obligor.

15.1.2 Holdings, and by its acceptance of this Holdings Guaranty, Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Holdings Guaranty and the Obligations of Holdings hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Holdings Guaranty and the Obligations of Holdings hereunder. To effectuate the foregoing intention, Holdings, Agent and each of the other Secured Parties hereby irrevocably agree that such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of Holdings that are relevant under the laws referred to in the first sentence hereof, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any of the other Obligors in respect of the Obligations under any Loan Document, result in the Guaranteed Obligations and all other liabilities of Holdings under this Holdings Guaranty not constituting a fraudulent transfer or conveyance.

15.1.3 Holdings hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Holdings Guaranty any other Loan Document or any other guaranty, Holdings will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

15.2 Guaranty Absolute. Holdings guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Applicable Law, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of Holdings under or in respect of this Holdings Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against Holdings to enforce this Holdings Guaranty, irrespective of whether any action is brought against any Borrower or any other Obligor or whether any Borrower or any other Obligor is joined in any such action or actions. The liability of Holdings under this Holdings Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, including any increase in the amount of, all or any of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Loan Documents or any other assets of any Obligor; the failure of the Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such Collateral, property or security;

(e) the fact that any Collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Holdings that it is not entering into this Holdings Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any such Collateral;

(f) any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

(g) any failure of any Secured Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Secured Party (Holdings waiving any duty on the part of the Secured Parties to disclose such information);

(h) the failure of any other Person to execute or deliver any Loan Document or any supplement thereto or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(i) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety, other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations).

This Holdings Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Agent or any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Obligor or otherwise, all as though such payment had not been made and Holdings hereby unconditionally and irrevocably agrees that it will indemnify Agent and each of the other Secured Parties, upon demand, for all of the costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or such other Secured Party in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, a fraudulent transfer or a similar payment under any bankruptcy, insolvency or similar Law.

Holdings hereby further agrees that, as between Holdings on the one hand, and Agent and the Secured Parties, on the other hand, (i) the Guaranteed Obligations of Holdings may be declared to be forthwith due and payable as provided in Section 11.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) for purposes of Section 15.1, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Obligors guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 11.2, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Holdings for all purposes of this Holdings Guaranty.

15.3 Waivers and Acknowledgments.

15.3.1 Holdings hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Holdings Guaranty and any requirement that Agent or any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other Person or any Collateral.

15.3.2 Holdings hereby unconditionally and irrevocably waives any right to revoke this Holdings Guaranty and acknowledges that this Holdings Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

15.3.3 Holdings hereby unconditionally and irrevocably waives (a) any defense arising by reason of any claim or defense based upon an election of remedies by Agent or any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Holdings or other rights of Holdings to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral and (b) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of Holdings hereunder.

15.3.4 Holdings acknowledges that Agent may, without notice to or demand upon Holdings and without affecting the liability of Holdings under this Holdings Guaranty, foreclose under any mortgage by nonjudicial sale, and Holdings hereby waives any defense to the recovery by Agent and the other Secured Parties against Holdings of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

15.3.5 Holdings hereby unconditionally and irrevocably waives any duty on the part of Agent or any Secured Party to disclose to Holdings any matter, fact or thing relating to the business, financial condition, operations, or performance of any other Obligor or any of its Subsidiaries now or hereafter known by Agent or such Secured Party.

15.3.6 Holdings acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 15.2 and this Section 15.3 are knowingly made in contemplation of such benefits.

15.4 Subrogation. Holdings hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Obligor or any other insider guarantor that arise from the existence, payment, performance or enforcement of Holdings’ Obligations under or in respect of this Holdings Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any Secured Party against any Borrower, any other Obligor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Obligor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Holdings Guaranty shall have been paid in full in cash, all Letters of Credit and all Bank Product Debt shall have expired or been terminated or Cash Collateralized and the Commitments shall have expired or been terminated. If any amount shall be paid to Holdings in violation of the immediately preceding sentence at any time prior to the Full Payment of the Obligations and all other amounts payable under this Holdings Guaranty, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of Holdings and shall forthwith be paid or delivered to Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Holdings Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Holdings Guaranty thereafter arising. If Holdings shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, and Full Payment of the Obligations shall occur, then the Secured Parties will, at Holdings’ request and expense, execute and deliver to Holdings appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Holdings of an interest in the Guaranteed Obligations resulting from such payment made by Holdings pursuant to this Holdings Guaranty.

15.5 Subordination. Holdings hereby subordinates any and all debts, liabilities and other Obligations owed to Holdings by each other Obligor (the “Intercompany Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 15.5:

15.5.1 Prohibited Payments, Etc. Except (a) during the continuance of any Event of Default under Sections 11.1(a) or (j) or (b) after notice from the Agent or any Lender of any other Event of Default under this Agreement, Holdings may receive regularly scheduled payments from any other Obligor on account of the Intercompany Obligations. During the continuance of any Event of Default under Sections 11.1(a) or (j) or after notice from the Agent or any Lender of any other Event of Default under this Agreement, however, Holdings shall not demand, accept or take any action to collect any payment on account of the Intercompany Obligations unless the Required Lenders otherwise agree.

15.5.2 Prior Payment of Guaranteed Obligations. In any Insolvency Proceeding relating to any other Obligor, Holdings agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations, but including all interest, expenses and fees (including reasonable legal fees) accruing after the commencement of any Insolvency Proceeding, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before Holdings receives payment of any Intercompany Obligations.

15.5.3 Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Obligor), Holdings shall, if Agent so requests, collect, enforce and receive payments on account of the Intercompany Obligations as trustee for the Secured Parties and deliver such payments to Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Holdings under the other provisions of this Holdings Guaranty.

15.5.4 Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Obligor), Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of Holdings, to collect and enforce, and to submit claims in respect of, Intercompany Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require Holdings (A) to collect and enforce, and to submit claims in respect of, Intercompany Obligations and (B) to pay any amounts received on such obligations to Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

15.5.5 Continuing Guaranty; Assignments. This Holdings Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Full Payment of the Obligations, (b) be binding upon Holdings, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Revolver Note or Revolver Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 13.3. Holdings shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation

/s/ Jeff D. Morris
By: Jeff D. Morris
Title: President and Chief Executive Officer

Address:7616 LBJ Frwy, Suite 300
Dallas, Texas
Attn: Jeff D. Morris
Telecopy: (972) 367-3723

HOLDINGS:

ALON REFINING LOUISIANA, INC., a Delaware corporation

/s/ Jeff D. Morris
By: Jeff D. Morris
Title: President and Chief Executive Officer

Address:7616 LBJ Frwy, Suite 300
Dallas, Texas
Attn: Jeff D. Morris
Telecopy: (972) 367-3723

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By: /s/ Mike Wills
Title: Senior Vice President

Address: Bank of America, N.A.
901 Main Street, Floor 11
TX1-492-11-23
Dallas, Texas 75202

Attention: Mike Wills
Telecopy No.: 214-209-4766